UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AGILENT TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Agilent Technologies, Inc. 5301 Stevens Creek Blvd. Santa Clara, California 95051 William P. Sullivan President and Chief Executive Officer

January 2010

To our Stockholders:

        I am pleased to invite you to attend the annual meeting of stockholders of Agilent Technologies, Inc. ("Agilent") to be held on Tuesday, March 2, 2010 at 10:00 a.m., Pacific Standard Time, at the South San Francisco Conference Center located at 255 South Airport Boulevard, South San Francisco, California (U.S.A.). Details regarding admission to the annual meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

        If you are unable to attend the annual meeting in person, you may participate through the Internet or by telephone. To participate in the live webcast, log on at www.investor.agilent.com and select the link for the webcast. To listen by telephone, please call (800) 510 0219 (international callers should dial (617) 614 3451). The meeting pass code is 35104330. The webcast will begin at 10:00 a.m. and will remain on Agilent's website for one year. You cannot record your vote on this website or at this phone number.

        We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

        Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

        Thank you for your ongoing support of, and continued interest in, Agilent.

Sincerely,

        Admission to the annual meeting will be limited to stockholders. Please note that an admission ticket and picture identification will be required to enter the annual meeting. Each stockholder will be entitled to bring a guest to the annual meeting. For stockholders of record, an admission ticket is printed on the back cover of these proxy materials. The Notice of Internet Availability of Proxy Materials will also serve as an admission ticket. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual was an Agilent stockholder as of the record date. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the annual meeting. Agilent reserves the right to inspect any persons or items prior to their admission to the annual meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the annual meeting.

2010 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

AGILENT TECHNOLOGIES, INC.

5301 Stevens Creek Blvd.
Santa Clara, California 95051
(408) 553-2424

Notice of Annual Meeting of Stockholders

TIME	10:00 a.m., Pacific Standard Time, on Tuesday, March 2, 2010
PLACE	South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California (U.S.A.)
ITEMS OF BUSINESS	(1) To elect two directors to a 3-year term. At the annual meeting, the Board of Directors intends to present the following nominees for election as directors:
• Paul N. Clark
• James G. Cullen
(2) To ratify the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm.
(3) To approve the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees.
(4) To consider such other business as may properly come before the annual meeting.
RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on Wednesday, January 6, 2010.
ANNUAL MEETING ADMISSION	Two cut-out admission tickets are printed on the back cover of these proxy materials. Please contact Agilent's Investor Relations Department at our headquarters to request additional tickets.
The annual meeting will begin promptly at 10:00 a.m. Limited seating is available on a first come, first served basis.
VOTING

For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

MARIE OH HUBER Senior Vice President, General Counsel and Secretary

This Proxy Statement and the accompanying proxy card are being sent or made available on or about January 19, 2010.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Q:    Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and the Agilent Technologies, Inc. ("Agilent" or the "Company") 2009 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about January 19, 2010, a Notice of Internet Availability of Proxy Materials (the "Notice") was sent to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:    Why am I receiving these materials?

A:
Agilent's Board of Directors (the "Board") is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Agilent's annual meeting of stockholders, which will take place on March 2, 2010. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:    What is included in these materials?

A:
These materials include:

•
our Proxy Statement for Agilent's annual meeting; and

•
our 2009 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

Q:    What information is contained in these materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:    What proposals will be voted on at the annual meeting?

A:
There are three proposals scheduled to be voted on at the annual meeting:

•
the election of two directors for a 3-year term;

•
the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm; and

•
the approval of Agilent's Performance-Based Compensation Plan for Covered Employees.

Q:    What is the Agilent Board's voting recommendation?

A:
Agilent's Board recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm, and "FOR" the approval of Agilent's Performance-Based Compensation Plan for Covered Employees.

Q:    What shares owned by me can be voted?

A:
All shares owned by you as of the close of business on January 6, 2010 (the "Record Date") may be voted. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, including shares purchased through the Agilent Technologies, Inc. 1999 Stock Plan and 2009 Stock Plan and the Agilent Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Agilent Technologies, Inc. 401(k) Plan or Deferred Compensation Plans.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Agilent hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

  If your shares are registered directly in your name with Agilent's transfer agent, Computershare Investor Services, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, William P. Sullivan, Agilent's President and Chief Executive Officer, and Marie Oh Huber, Agilent's Senior Vice President, General Counsel and Secretary, or to vote in person at the annual meeting. If you requested printed copies of the proxy materials, Agilent has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading "How can I vote my shares without attending the annual meeting?"

  Beneficial Owner

  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name", and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote by Internet or by telephone, as described below under "How can I vote my shares without attending the annual meeting?"

Q:    How can I vote my shares in person at the annual meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to vote your shares in person at the annual meeting, please bring your admission ticket or the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Agilent recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

  Shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:    How can I vote my shares without attending the annual meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially in "street name", you may direct your vote without attending the annual meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card you receive.

Q:    Can I revoke my proxy or change my vote?

A:
You may revoke your proxy or change your voting instructions at any time prior to the vote at the annual meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the annual meeting and voting in person. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:    How are votes counted?

A:
In the election of directors, your vote may be cast "FOR" or "AGAINST" one or more of the nominees, or you may "ABSTAIN" from voting with respect to one or more of the nominees. Shares voting "ABSTAIN" have no effect on the election of directors.

  For the other proposals, your vote may be cast "FOR" or, "AGAINST" or you may "ABSTAIN." If you "ABSTAIN", it has the same effect as a vote "AGAINST." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Any undirected shares that you hold in Agilent's 401(k) Plan will be voted in proportion to the way the other 401(k) Plan stockholders vote their 401(k) Plan shares.

  Abstentions

  If you specify that you wish to "abstain" from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum and included in the shares entitled to vote on the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm, and the approval of Agilent's Performance-Based Compensation Plan for Covered Employees and therefore have the effect of a vote against the proposals.

  Broker Non-Votes

  Under the New York Stock Exchange ("NYSE") rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain "routine" matters, including the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm. However, on non-routine matters such as the election of directors and the approval of Agilent's Performance-Based Compensation Plan, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. So long as the broker has discretion to vote on at least one proposal, these "broker non-votes" are counted toward establishing a quorum. When voted on "routine"

  matters, broker non-votes are counted toward determining the outcome of that "routine" matter.

Q:    What is the voting requirement to approve each of the proposals?

A:
In the election for directors, each nominee for director shall be elected if he receives the majority of the votes cast with respect to that director. A "majority of the votes cast" shall mean that the number of shares voted "FOR" a director must exceed 50% of the votes cast with respect to that director. The "votes cast" shall include votes to withhold authority and exclude votes to "ABSTAIN" with respect to that director's election. The affirmative vote of a majority of those shares present and entitled to vote is required to approve (i) the ratification of the Audit and Finance Committee's appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, and (ii) Agilent's Performance-Based Compensation Plan for Covered Employees. If you are a beneficial owner of Agilent shares and do not provide the stockholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described in "What is the quorum requirement for the annual meeting?" in the section entitled "Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals" located at the end of this Proxy Statement. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:    What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:
It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Q:    How can I obtain an admission ticket for the annual meeting?

A:
An admission ticket is printed on the back cover of these proxy materials or you may use the Notice for admission to the Annual Meeting.

Q:    Where can I find the voting results of the annual meeting?

A:
Agilent will announce preliminary voting results at the annual meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting.

BOARD STRUCTURE AND COMPENSATION

        The Board is divided into three classes serving staggered three-year terms. The Board has nine directors and the following four committees: (1) Audit and Finance, (2) Compensation, (3) Nominating/Corporate Governance and (4) Executive. The number of Directors is currently fixed at nine. On November 18, 2009, Robert L. Joss gave written notice to Agilent that, effective March 2, 2010, immediately before the annual meeting of stockholders of the Company, he will resign as a member of the Board of Directors of Agilent. Pursuant to resolutions passed by the Board, effective immediately after the time of the annual meeting the authorized number of directors will be reduced to eight.

        The fiscal year for the Board begins March 1 of each year. The membership during the 2009 Agilent fiscal year and the function of each committee is described below. During the 2009 Agilent fiscal year, the Board held eight meetings. The Audit and Finance, Nominating/Corporate Governance, Compensation and Executive Committees held thirteen, two, five and one meeting(s), respectively. Each director attended at least 75% of the aggregate number of Board and applicable committee meetings held when the director was serving on the Board.

Name of Director	Audit and Finance		Compensation		Nominating		Executive

Non-Employee Directors:
Paul N. Clark(1)			X		X
James G. Cullen(2)					X	*	X	*
Robert J. Herbold(3)	X				X
Robert L. Joss(4)	X				X
Koh Boon Hwee(5)			X		X
Heidi Fields(6)	X	*			X
David M. Lawrence, M.D.(7)			X	*	X
A. Barry Rand(8)			X		X
Employee Directors:
William P. Sullivan(9)							X

X = Committee member; * = Chairperson

(1)
Mr. Clark has served as a director since May 2006.

(2)
Mr. Cullen has served as a director since April 2000 and as the Non-Executive Chairman of the Board since March 1, 2005.

(3)
Mr. Herbold has served as a director since June 2000.

(4)
Mr. Joss has served as a director since July 2003.

(5)
Mr. Koh has served as a director since May 2003.

(6)
Ms. Fields has served as a director since February 2000.

(7)
Dr. Lawrence has served as a director since July 1999.

(8)
Mr. Rand has served as a director since November 2000.

(9)
Mr. Sullivan has served as a director since March 1, 2005.

        Agilent encourages, but does not require, its Board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting.

Audit and Finance Committee

        The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Agilent's consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

  •
  have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

  •
  review and approve the scope of the annual internal and external audit;

  •
  review and pre-approve the engagement of Agilent's independent registered public accounting firm to perform audit and non-audit services and the related fees;

  •
  meet independently with Agilent's internal auditing staff, independent registered public accounting firm and senior management;

  •
  review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;

  •
  review Agilent's consolidated financial statements and disclosures including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's reports on Form 10-K or Form 10-Q;

  •
  establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

  •
  review funding and investment policies, implementation of funding policies and investment performance of Agilent's benefit plans;

  •
  monitor compliance with Agilent's Standards of Business Conduct; and

  •
  review disclosures from Agilent's independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant's communications with the audit committee of the concerning independence.

Compensation Committee

        The Compensation Committee reviews the performance of Agilent's elected officers and other key employees and determines, approves and reports to the Board on the elements of their compensation, including total cash compensation and long-term equity based incentives. In addition, the Compensation Committee:

  •
  approves and monitors Agilent's benefit plan offerings;

  •
  supervises and oversees the administration of Agilent's incentive compensation, variable pay and stock programs;

  •
  recommends to the Board the annual retainer fee as well as other compensation for non-employee directors;

  •
  establishes comparator peer group and compensation targets based on this peer group for the Company's named executive officers; and

  •
  has sole authority to retain and terminate executive compensation consultants.

        For more information on the responsibilities and activities of the Compensation Committee, including the committee's processes for determining executive compensation, see "Compensation Discussion and Analysis," "Compensation Committee Report," "Executive Compensation" and the Compensation Committee's charter.

        The Compensation Committee also helps determine compensation for non-employee directors. The process the Compensation Committee undertakes for setting non-employee director compensation is similar to that of setting executive officer compensation. The Compensation Committee is aided by an independent consultant, currently F. W. Cook & Co., Inc., who is selected and retained by the Compensation Committee. The role of the independent consultant is to measure and benchmark our non-employee director compensation against a certain peer group of companies with respect to appropriate compensation levels for positions comparable in the market. The independent consultant recommends appropriate retainers, committee chair retainers, grant values and stock ownership guidelines to the Compensation Committee. This information is reviewed, discussed and finalized at a Compensation Committee meeting and a recommendation is made to the full Board. The full Board makes the final determination on non-employee director compensation.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee proposes a slate of directors for election by Agilent's stockholders at each annual meeting and appoints candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, determining the appropriate Board size and committee structure and developing and reviewing corporate governance principles applicable to Agilent.

        The Nominating/Corporate Governance Committee will consider candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled "Additional Questions and Information Regarding the Annual Meeting and Stockholder Proposals" located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating/Corporate Governance Committee.

        Agilent hires a third party search firm to help identify and facilitate the screening and interview process of candidates for director. To be considered by the Nominating/Corporate Governance Committee, a director nominee must have:

  •
  experience as a Board member or senior officer of a Fortune 200 or equivalent company or have achieved national prominence in an academic, government or other relevant field;

  •
  breadth of experience;

  •
  soundness of judgment;

  •
  the ability to make independent, analytical inquiries;

  •
  the willingness and ability to devote the time required to perform Board activities adequately; and

  •
  the ability to represent the total corporate interests of Agilent.

        In addition to these minimum requirements, the Nominating/Corporate Governance Committee will also evaluate whether the candidate's skills are complementary to the existing Board members' skills and the Board's needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Corporate Governance Committee to review and helps set up interviews. The Nominating/Corporate Governance Committee and Agilent's Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Corporate Governance Committee selects candidates that best suit the Board's needs. We do not use a third party to evaluate current Board members.

        The Nominating/Corporate Governance Committee also administers Agilent's Related Person Transactions Policy and Procedures. See "Related Person Transactions Policy and Procedures" for more information.

Executive Committee

        The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Agilent's Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other committees or take any action not permitted under Delaware law to be delegated to a committee.

Statement on Corporate Governance

        Agilent has had formal corporate governance standards in place since the Company's inception in 1999. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"), the rules of the SEC and the NYSE's corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the rules and listing standards.

        We have adopted charters for our Compensation Committee, Audit and Finance Committee and Nominating/Corporate Governance Committee consistent with the applicable rules and standards. You can access our committee charters, Amended and Restated Corporate Governance Standards and Standards of Business Conduct by clicking on "Governance Policies" in the "Corporate Governance" section, which is on the left side of our web page at www.investor.agilent.com.

Majority Voting for Directors

        Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A "majority of the votes cast" shall mean that the number of shares voted "FOR" a director must exceed 50% of the votes cast with respect to that director. The "votes cast" shall include votes to withhold authority and exclude votes to "ABSTAIN" with respect to that director's election. If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating/Corporate Governance Committee will consider the resignation offer and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating/Corporate Governance Committee's recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the manner that Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating/Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Board Communications

        Stockholders and other interested parties may communicate with the Board and Agilent's Non-Executive Chairman of the Board of Directors by filling out the form at "Contact Chairman" under "Corporate Governance" at www.investor.agilent.com or by writing to James G. Cullen, c/o Agilent Technologies, Inc., General Counsel, 5301 Stevens Creek Blvd., MS 1A-11, Santa Clara, California 95051. The General Counsel will perform a legal review in the normal discharge of her duties to ensure that communications forwarded to the Non-Executive Chairman preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (the "Unrelated Items") will not be forwarded to the Non-Executive Chairman. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Non-Executive Chairman. Any communication that is relevant to the conduct of Agilent's business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Non-Executive Chairman and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with Agilent management and specifically instruct that any personal employee complaints be forwarded to Agilent's Human Resources Department.

Director Independence

        Agilent adopted the following standards for director independence in compliance with the NYSE corporate governance listing standards:

1.    No director qualifies as "independent" unless the Board affirmatively determines that the director has no material relationship with Agilent or any of its subsidiaries (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Agilent). Agilent or any of its subsidiaries must identify which directors are independent and disclose the basis for that determination.

In addition, a director is not independent if:

2.    The director is, or has been within the last three years, an employee of Agilent or any of its subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Agilent or any of its subsidiaries.

3.    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Agilent or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.    (A) The director is a current partner or employee of a firm that is Agilent's internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on Agilent's audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Agilent's or any of its subsidiaries' audit within that time.

5.    The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Agilent's or any of its subsidiaries' current executive officers at the same time serves or served on that company's compensation committee.

6.    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Agilent or any of its subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        The Board determined that Paul N. Clark, James G. Cullen, Robert J. Herbold, Robert L. Joss, Koh Boon Hwee, Heidi Fields, David M. Lawrence, M.D. and A. Barry Rand meet the aforementioned independence standards. William P. Sullivan does not meet the aforementioned independence standards because he is Agilent's current President and Chief Executive Officer and an employee of Agilent.

        Agilent's non-employee directors meet at regularly scheduled executive sessions without management. As the Non-Executive Chairman of the Board, James G. Cullen was chosen to preside at the regularly scheduled executive sessions of the non-management directors.

 DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

        Directors who are employed by Agilent do not receive any compensation for their Board activities. As a result, Mr. Sullivan, an employee of Agilent, received no additional compensation for his Board services. The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The non-employee director's compensation plan year begins on March 1 of each year. Except for the Non-Executive Chairman, non-employee directors in 2009 received (a) $75,000 in cash which is paid quarterly; (b) $75,000 in value of a stock option; and (c) $75,000 in value of deferred shares of Agilent common stock. Any newly appointed director receives $130,000 in value of deferred shares of Agilent common stock, pursuant to the 2009 Stock Plan. The stock options and the deferred shares vest quarterly over one year.

        In 2009, the Non-Executive Chairman received an annual retainer that consisted of (i) $270,000 in cash which is paid quarterly, (ii) $75,000 in value of a stock option, and (iii) $75,000 in value of deferred shares of Agilent common stock. The Non-Executive Chairman is not eligible to receive any committee chair premiums.

        Effective as of March 1, 2010, incumbent non-employee directors will receive a total of $150,000 in value of a stock grant in lieu of the $75,000 in value of a stock option and $75,000 in value of deferred shares of Agilent common stock that non-employee directors received prior to 2010. The stock grant will be granted on the later of (i) March 1 and (ii) the first trading day after each Annual Meeting of Stockholders.

        The number of shares is determined by dividing $150,000 by the average fair market value of Agilent's common stock over 20 consecutive trading days up to and including the day prior to the grant date. Voluntary deferral is available as an option for the non-employee directors.

        In addition, non-employee directors who serve as the chairperson of a Board committee are entitled to a "committee chair premium." Specifically, the chairperson of the Audit and Finance Committee, provided that she was not the Non-Executive Chairman, on an annual basis, received an additional $20,000 in cash. The chairperson of the Compensation Committee of the Board and Nominating/Corporate Governance Committee of the Board, provided he was not the Non-Executive Chairman, on an annual basis, received an additional $10,000 in cash. Also, each member of the Audit and Finance Committee, on an annual basis, received an additional $10,000 in cash. Each non-employee director may elect to defer all or part of the cash component of his or her annual retainer and committee chair premium under the deferred compensation plan sponsored by Agilent. Any cash compensation that is deferred can only be deferred into shares of Agilent common stock.

        A non-employee director who joins the Board of Directors after the start of the plan year will have his or her stock payment and cash payment pro-rated based upon the remaining days in the plan year that the director will serve.

Non-Employee Director Compensation for Fiscal Year 2009

        The table below provides information on Agilent's compensation during the fiscal year ended October 31, 2009 for non-employee directors, including (i) cash compensation, and (ii) the compensation expense recognized in Agilent's financial statements for outstanding options and stock awards.

Non-Employee Director Compensation for Fiscal Year 2009
	Fees Earned or Paid in Cash (1)		Awards
Name	Cash Payment ($)	Cash Payment Deferred into Agilent Shares ($)	Option Awards ($)(2)(4)	Stock Awards ($)(3)(4)	Total ($)(5)

Paul N. Clark	0	75,000	65,932	149,903	215,836
James G. Cullen(6)	202,500	67,500	65,932	136,535	404,968
Robert J. Herbold(7)	85,000	0	65,932	69,035	219,968
Robert L. Joss(7)	0	85,000	65,932	159,260	225,192
Koh Boon Hwee	75,000	0	65,932	69,035	209,968
Heidi Fields(8)	0	95,000	65,932	168,616	234,549
David M. Lawrence, M.D.(9)	85,000	0	65,932	69,035	219,968
A. Barry Rand	25,000	50,000	65,932	122,946	213,879

(1)
Reflects all cash compensation earned during fiscal year 2009, whether or not payment of the cash compensation was deferred pursuant to the 2005 Deferred Compensation Plan for Non-Employee Directors.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes in fiscal year 2009 in accordance with FAS 123(R) for all stock options held by such director and outstanding on October 31, 2009. For additional information, see Note 3 under the heading "Valuation Assumptions" of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2009. The amounts reflect Agilent's accounting expense for these awards and do not correspond to actual value that will be recognized by the directors with respect to these awards.

(3)
Reflects the dollar amount recognized for financial statement reporting purposes in fiscal year 2009 in accordance with FAS 123(R) for all stock awards held by such director and outstanding on October 31, 2009. It includes the (i) the portion of $75,000 in value of deferred shares of Agilent common stock awarded to the director in the fiscal year 2009 that was expensed in the same year, and (ii) the value of any stock awards received in prior years that were expensed in fiscal year 2009. The amounts reflect Agilent's accounting expense for these awards and do not correspond to actual value that will be recognized by the directors with respect to these awards.

(4)
A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal year 2009; and (iii) the grant date fair market value of equity awards granted by Agilent during fiscal year 2009 to each of our non-employee directors.

(5)
"Total" column excludes the column "Cash Payment Deferred into Agilent Shares" since this amount is captured in the column "Stock Awards."

(6)
Mr. Cullen has served as the Non-Executive Chairman of the Board since March 1, 2005.

(7)
Includes an additional $10,000 paid each to Mr. Herbold and Mr. Joss for being a member of the Audit and Finance Committee.

(8)
Includes an additional $20,000 paid to Ms. Fields for chairing the Audit and Finance Committee during fiscal year 2009.

(9)
Includes an additional $10,000 paid to Dr. Lawrence for chairing the Compensation Committee during fiscal year 2009.

Additional Information With Respect to Director Equity Awards

        The following table provides additional information on the outstanding equity awards at fiscal year-end and award during fiscal year 2009 for non-employee directors.

Name	Stock Awards Outstanding at Fiscal Year-End (#)	Option Awards Outstanding at Fiscal Year-End (#)	Stock Awards Granted During Fiscal Year 2009 (#)	Option Awards Granted During Fiscal 2009 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year 2009 ($)(1)

Paul N. Clark	24,183	27,746	11,249	11,312	187,536
James G. Cullen	50,285	71,561	8,992	11,312	174,168
Robert J. Herbold	9,525	68,146	5,081	11,312	106,668
Robert L. Joss	28,580	62,243	11,249	11,312	196,892
Koh Boon Hwee	18,221	74,787	5,759	11,312	106,668
Heidi Fields	31,246	68,750	11,249	11,312	206,249
David M. Lawrence, M.D.	20,089	93,289	6,436	11,312	106,668
A. Barry Rand	18,291	72,998	9,193	11,312	160,579

(1)
Reflects the fair value of stock options and stock awards granted in fiscal year 2009, calculated in accordance with FAS 123(R). For options awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For stock awards, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share price by (y) the number of shares awarded.

Non-Employee Director Reimbursement Practice for Fiscal Year 2009

        Non-employee directors are reimbursed for travel and other out-of-pocket expenses connected to Board travel.

Stock Ownership Guidelines

        In 2005, the company adopted a policy that requires each non-employee director to own Agilent shares having a value of at least three times the annual cash retainer (currently $225,000). The shares counted toward ownership guidelines include shares owned outright and the shares of Agilent stock in the director's deferred compensation account. These ownership levels must be attained by the end of fiscal year 2009. Separately, company policy prohibits executive officers, members of the Board of Directors and other senior management employees from engaging in hedging strategies using puts, calls or other types of derivative securities based upon the value of Agilent stock.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Agilent's Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Agilent's Bylaws, as amended, allow the Board to fix the number of directors by resolution. The number of directors is currently fixed at nine. Pursuant to resolutions passed by the Board, effective immediately after the time of the annual meeting the authorized number of directors will be reduced to eight in connection with Mr. Robert L. Joss' resignation as a member of Agilent's Board immediately before the annual meeting

        The terms for two directors will expire at the annual meeting. The two nominees named below are the only individuals proposed for election to the Board at the annual meeting. Mr. Robert L. Joss will resign as a director immediately before the annual meeting pursuant to written notice given to Agilent on November 18, 2009.

        Directors elected at the 2010 annual meeting will hold office for a three-year term expiring at the annual meeting in 2013 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Agilent. Information regarding each of the nominees is provided below as of December 18, 2009. There are no family relationships among Agilent's executive officers and directors.

Nominees for Three Year Terms That Will Expire in 2010

Paul N. Clark Age 62	Mr. Clark has been a director of Agilent since May 2006. Mr. Clark has been an Operating Partner of Genstar Capital, LLC since August 2007, a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark is a member of the board of directors of Amylin Pharmaceuticals, Inc., Catalent Pharma Solutions, Talecris Biotherapeutics and Harlan Labs.

James G. Cullen Age 67	Mr. Cullen has been a director of Agilent since April 2000 and the Non-Executive Chairman of the Board since March 2005. Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen is a member of the board of directors of Johnson & Johnson, Prudential Financial, Inc. and Neustar, Inc.

Agilent's Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Directors Whose Terms Will Expire in 2010

        On November 18, 2009, Robert L. Joss gave written notice to Agilent that, effective March 2, 2010, immediately before the annual meeting, he will resign as a member of the Board of Directors of Agilent.

Robert L. Joss Age 68	Mr. Joss has served as a director of Agilent since July 2003. Mr. Joss served as the Dean of the Graduate School of Business of Stanford University from 1999 to September 2009. Prior to assuming this position, Mr. Joss was the Chief Executive Officer and Managing Director of Westpac Banking Corporation, one of Australia's largest banks, from 1993 to 1999. Before this position, from 1971 to 1993, Mr. Joss held a succession of positions as Senior Vice President, Executive Vice President and Vice Chairman of Wells Fargo Bank. He is a director of Citigroup, Inc.

        The Agilent directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Agilent's Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2011

Heidi Fields Age 55	Ms. Fields has been a director of Agilent since February 2000. Ms. Fields has served as Executive Vice President and Chief Financial Officer of Blue Shield of California since September 2003. Ms. Fields served as an Executive Vice President and the Chief Financial Officer of Gap, Inc. from 1999 to January 2003. Prior to assuming that position, Ms. Fields served as the Chief Financial Officer of ITT Industries, Inc. from 1995 to 1999. From 1979 to 1995, Ms. Fields held senior financial management positions at General Motors Corporation, including Vice President and Treasurer. Ms. Fields is a director of Financial Engines, Inc.

David M. Lawrence, M.D. Age 69	Dr. Lawrence has been a director of Agilent since July 1999. Dr. Lawrence served as Chairman of the Board from 1992 to May 2002 and Chief Executive Officer from 1991 to May 2002 of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. From May 2002 to December 2002, he served as Chairman Emeritus of Kaiser Foundation Health Plan, Inc. and Kaiser Foundation Hospitals. He held a number of management positions with these organizations prior to assuming these positions, including Vice Chairman of the Board and Chief Operating Officer. Dr. Lawrence is a director of McKesson Corporation and Dynavax Technologies Corporation.
A. Barry Rand Age 65
Mr. Rand has been a director of Agilent since November 2000. Mr. Rand has served as the Chief Executive Officer of AARP since April 2009. Mr. Rand served as Chairman and Chief Executive Officer of Equitant from February 2003 to April 2005 and as Non-Executive Chairman of Aspect Communications from February 2003 to October 2005. Mr. Rand was the Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from November 1999 to April 2001 and continues to hold the title of Chairman Emeritus. Prior to joining Avis Group, Mr. Rand was Executive Vice President, Worldwide Operations, for Xerox Corporation from 1992 to 1999. Mr. Rand is a member of the board of directors of Campbell Soup Company and is Chairman of the Board of Trustees of Howard University. Mr. Rand holds a MBA from Stanford University where he also was a Stanford Sloan Executive Fellow. Mr. Rand holds several honorary doctorate degrees.

Directors Whose Terms Will Expire in 2012

William P. Sullivan Age 59	Mr. Sullivan has served as Agilent's President, Chief Executive Officer and a Director since March 2005. Before being named as Agilent's Chief Executive Officer, Mr. Sullivan served as Executive Vice President and Chief Operating Officer from March 2002 to March 2005. In that capacity, he shared the responsibilities of the president's office with Agilent's former President and Chief Executive Officer, Edward W. Barnholt. Mr. Sullivan also had overall responsibility for Agilent's Electronic Products and Solutions Group, the company's largest business group. Prior to assuming that position, Mr. Sullivan served as our Senior Vice President, Semiconductor Products Group, from August 1999 to March 2002. Before that, Mr. Sullivan held various management positions at Hewlett-Packard Company. Mr. Sullivan serves on the Board of URS Corporation and Avnet, Inc. as well as the Children's Discovery Museum in San Jose, California.

Robert J. Herbold Age 67	Mr. Herbold has been a director of Agilent since June 2000. He was an Executive Vice President and Chief Operating Officer of Microsoft Corporation from 1994 to April 2001 and served as an Executive Vice President (part-time) of Microsoft Corporation until June 2003. Prior to joining Microsoft, Mr. Herbold was employed by The Procter & Gamble Company for twenty-six years, and served as a Senior Vice President at The Procter & Gamble Company from 1990 to 1994. Mr. Herbold is a director of Vision Solutions, Inc. He is the Managing Director of the consulting firm The Herbold Group, LLC, and is an operating partner of the private equity firm Thoma Bravo.
Koh Boon Hwee Age 59
Mr. Koh has served as a director of Agilent since May 2003. He has served as the non-Executive Chairman of Sunningdale Tech Ltd. since January 2009 and previously served as its Executive Chairman and Chief Executive Officer from July 2005 to January 2009. He has served as Chairman of DBS Group Holdings Ltd. since January 2006 and Chairman of AAC Acoustic Technologies Holdings, Inc. since November 2004. Mr. Koh served as a director of MediaRing Limited from April 1998 to October 2009 and as Executive Director from February 2003 to August 2009. Mr. Koh was Chairman of Singapore Airlines from July 2001 to December 2005 and Chairman of Singapore Telecom from April 1992 to August 2001. Mr. Koh spent fourteen years with Hewlett-Packard Company in its Asia Pacific region. Mr. Koh is also a director of the William and Flora Hewlett Foundation and Temasek Holdings Pvt. Limited.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm to audit its consolidated financial statements for the 2010 fiscal year. During the 2009 fiscal year, PricewaterhouseCoopers LLP served as Agilent's independent registered public accounting firm and also provided certain tax and other non-audit services. Although Agilent is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

        Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Agilent's Board recommends a vote FOR the ratification of the
Audit and Finance Committee's appointment of
PricewaterhouseCoopers LLP as Agilent's Independent Registered Public Accounting Firm.

 PROPOSAL NO. 3

APPROVAL OF THE AGILENT TECHNOLOGIES, INC.
PERFORMANCE-BASED COMPENSATION PLAN FOR COVERED EMPLOYEES

        The Compensation Committee of the Board previously adopted, and in 2000 the stockholders approved, the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (the "Former Performance-Based Compensation Plan") (previously entitled the "Agilent Technologies, Inc. Pay-for-Results Plan").

        At the annual meeting, stockholders are being asked to approve the Performance-Based Compensation Plan for Covered Employees (the "Performance-Based Compensation Plan"), which was adopted by the Compensation Committee on November 18, 2009, to replace the Former Performance-Based Compensation Plan. The Performance-Based Compensation Plan would:

  •
  Increase the number of performance goals available under the Performance-Based Compensation Plan;

  •
  Give the compensation committee greater flexibility with respect to establishing performance periods of up to a maximum of (36) months using any one or more of the performance goals instead of restricting the performance periods to six-month periods as currently provided under the Performance-Based Compensation Plan; and

  •
  Modify the maximum per participant award limitation from the current maximum of $1,500,000 during each 6-month performance period to a proposed maximum of $10,000,000 with respect to any 12-month performance cycle.

        The Board believes that a well designed incentive compensation plan for the managers of Agilent is a significant factor in improving operating and financial performance of Agilent, thereby enhancing shareholder value. The Board also believes that all amounts paid pursuant to such a plan should be deductible as a business expense of Agilent. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") limits the deductibility of bonuses paid to Agilent's Chief Executive Officer and certain other executive officers, unless the plan under which they are paid meets specified criteria, including stockholder approval. The Board believes the adoption of the Performance-Based Compensation Plan to be in the best interest of stockholders and recommends approval. If the Performance-Based Compensation Plan is not approved by Agilent's stockholders, bonuses shall not be paid under the Performance-Based Compensation Plan.

Agilent's Board recommends a vote FOR the approval of the
Agilent Technologies, Inc.
Performance-Based Compensation Plan for Covered Employees.

Summary of the Performance-Based Compensation Plan

  General

        The purpose of the Performance-Based Compensation Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain objective performance goals related to the performance of Agilent and its affiliates. In accordance with Agilent's compensation policy that cash compensation should vary with company performance, a substantial part of each executive's total cash compensation may be tied to Agilent's performance by way of performance-based bonuses under the Performance-Based Compensation Plan.

        Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Agilent cannot guarantee that the awards under the Performance-Based Compensation Plan to covered employees will qualify for exemption under Code Section 162(m). However, the intention of Agilent and the Compensation Committee is to administer the Plan in compliance with Code Section 162(m) with respect to covered employees or participants who may become covered employees. If any provision of the Performance-Based Compensation Plan does not comply with the requirements of Code Section 162(m), then such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

  Administration

        The Performance-Based Compensation Plan will be administered by the Compensation Committee, which will have the authority to interpret the Performance-Based Compensation Plan, to establish performance targets and to establish the amounts of awards payable under the Performance-Based Compensation Plan.

  Participation and Eligibility

        Individuals eligible for Performance-Based Compensation Plan awards are officers and key employees of Agilent (as determined by the Compensation Committee), which include Agilent's covered employees (within the meaning of Code Section 162(m)) and executive officers. Each executive officer has an interest in Proposal No. 3. The number of key employees who will participate in the Performance-Based Compensation Plan and the amount of Performance-Based Compensation Plan awards are not presently determinable.

  Plan Operation

        This proposal enables Agilent to provide a more competitive bonus plan reflecting the more prevalent customs and practices for bonus plans among its peer group. The payment of awards to each participant is based on an individual bonus target for the performance period set by the Compensation Committee in writing and is directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. The

Performance-Based Compensation Plan increases the number of performance goals available under the Performance-Based Compensation Plan as reflected below:

Performance Goals under the current Performance-Based Compensation Plan		Performance Goals under the proposed amendment and restatement of the Performance-Based Compensation Plan
I.	Net order dollars	I.	Pre-tax income or after-tax income
II.	Net profit growth	II.	Income or earnings including operating income, earnings before or after taxes, interest, depreciation and/or amortization
III.	Net revenue dollars	III.
Net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements
IV.	Revenue Growth	IV.	Earnings or book value per share (basic or diluted)
V.	Individual performance	V.	Return on assets (gross or net), return on investment, return on invested capital, or return on equity
VI.	Earnings per share	VI.	Return on revenues
VII.	Return on assets	VII.	Cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital
VIII.	Return on equity	VIII.	Economic value created
IX.	Return on invested capital	IX.	Operating margin or profit margin
X.	Other company-wide and business unit financial objectives	X.	Stock price or total stockholder return
XI.	Customer satisfaction indicators	XI.	Income or earnings from continuing operations
XII.	Operational efficiency measures	XII.	Capital expenditures, cost targets, reductions and savings and expense management
XIII.
Strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions

        Under the Performance-Based Compensation Plan, a performance goal is an objective formula or standard utilizing one or more of the factors in the table above and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Compensation Committee in accordance with Code Section 162(m).

        The Former Performance-Based Compensation Plan provided for six-month performance periods that coincided with each half of Agilent's fiscal year. Pursuant to the Performance-Based

Compensation Plan, the Compensation Committee will have more flexibility to determine the duration of a performance period as any period not exceeding 36 months. The performance period(s)' individual bonus target(s) and performance goal(s) will be adopted by the Compensation Committee in its sole discretion with respect to each performance period and must be adopted no later than the latest time permitted by the Internal Revenue Code in order for bonus payments pursuant to the Performance-Based Compensation Plan to be deductible under Code Section 162(m). Additionally, the Compensation Committee may establish different performance periods for different participants, and the Committee may establish concurrent or overlapping performance periods.

        Bonus payments under the Performance-Based Compensation Plan may be made in cash only. The actual amount of future bonus payments under the Performance-Based Compensation Plan is not presently determinable. However, the Performance-Based Compensation Plan provides that the maximum amount of any Awards that can be paid under the Performance-Based Compensation Plan to any participant with respect to any 12-month performance cycle is $10,000,000. Prior to the Former Performance-Based Compensation Plan, the maximum amount was $1,500,000 during each 6-month performance period. The $10,000,000 maximum award with respect to any 12-month performance period is better aligned with current competitive maximums of Agilent's peer group and gives the compensation committee greater flexibility to award cash incentives based on need pursuant to prevalent practices by members of Agilent's peer group and pursuant to potential concurrent or overlapping performance periods. Further, the Compensation Committee, in its sole discretion, may reduce or eliminate the amount of a participant's bonus under the Performance-Based Compensation Plan to an amount below the amount otherwise payable pursuant to the Performance-Based Compensation Plan formula.

        The payment of a bonus for a given performance period generally requires the participant to be employed by Agilent as of the last day of the performance period. Prior to the payment of any bonus under the Performance-Based Compensation Plan, the Compensation Committee must make a determination, certified in writing, that the conditions to payment for the applicable performance period have been satisfied. The payment of bonuses under the Plan must be made in cash and occur within a reasonable period of time after the end of the applicable performance period.

  Federal Income Tax Considerations

        All amounts paid pursuant to the Performance-Based Compensation Plan are taxable income to the employee when paid. Agilent will be entitled to a federal income tax deduction for all amounts paid under the Performance-Based Compensation Plan if it is approved by stockholders and meets the other requirements of Section 162(m) of the Code.

  Amendment and Term of the Plan

        The Performance-Based Compensation Plan will first become available for performance periods beginning in fiscal 2010. The Performance-Based Compensation Plan does not have a fixed termination date and may be terminated by the Compensation Committee at any time, provided that such termination will not affect the payment of any award accrued prior to the time of termination. The Compensation Committee may amend or suspend, and reinstate, the Performance-Based Compensation Plan at any time, provided that any such amendment or reinstatement shall be subject to shareholder approval if required by Code Section 162(m), or any other applicable laws, rules or regulations.

  Plan Benefits

        All awards under the Performance-Based Compensation Plan to the Agilent officers named in the Summary Compensation Table on page              and all current executive officer participants as a group during fiscal 2010 will be based on Agilent's actual performance during fiscal 2010 and will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Performance-Based Compensation Plan to Agilent's executive officers during fiscal 2010 are not determinable at this time. Cash bonuses paid to our named executive officers during fiscal 2009 are shown in this Proxy Statement in the Summary Compensation Table included in the section entitled "Executive Compensation" below and discussed in more detail in the section entitled "Compensation Discussion and Analysis—Short-Term Cash Incentives" below.

  Incorporation By Reference

        The foregoing is only a summary of the Performance-Based Compensation Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of December 18, 2009, concerning:

  •
  each person or group known by Agilent, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially more than 5% of the outstanding shares of our common stock as of the Record Date;

  •
  the beneficial ownership of Agilent's common stock by each director and each of the executive officers named in the Summary Compensation Table herein; and

  •
  the beneficial ownership of Agilent's common stock by all directors and executive officers as a group.

        The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of February 16, 2010, 60 days after December 18, 2009, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

BENEFICIAL OWNERSHIP TABLE

Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(1)	Percentage(2)
William P. Sullivan	326,711	Direct
	1,410,985	Vested Options

	1,737,696		*
Paul N. Clark	24,947	Direct(3)
	0	Vested Options
	27,746	Indirect(4)

	52,693		*
James G. Cullen	52,285	Direct(5)
	71,561	Vested Options
	3,000	Indirect(6)

	126,846		*
Adrian T. Dillon	129,925	Direct
	682,469	Vested Options

	812,394		*
Heidi Fields	32,246	Direct(7)
	68,750	Vested Options

	100,996		*
Robert J. Herbold	16,377	Direct(8)
	68,146	Vested Options

	84,523		*

	Shares of Agilent Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Nature(1)	Percentage(2)
Robert L. Joss	30,770	Direct(9)
	62,243	Vested Options

	93,013		*
Koh Boon Hwee	19,483	Direct(10)
	74,787	Vested Options

	94,270		*
The William and Flora Hewlett Foundation	4,830,223	Direct(11)	1.38%
David M. Lawrence, M.D.	21,611	Direct(12)
	61,048	Vested Options
	2,336	Indirect(13)

	84,995		*
Michael R. McMullen	36,732	Direct
	135,768	Vested Options

	172,500		*
Ronald S. Nersesian	38,221	Direct
	106,703	Vested Options

	144,924		*
A. Barry Rand	25,757	Direct(14)
	72,998	Vested Options

	98,755		*
Nicholas Roelofs	38,508	Direct
	59,967	Vested Options

	98,475		*
Davis Selected Advisers, L.P.(15)
2949 East Elvira Road, Suite 101
Tucson, AZ 85706	27,260,866		7.74%
Barclays Global Investors, NA(16)
400 Howard Street
San Francisco, CA 94105	25,140,532		7.14%
All current directors and executive officers as a group (16 persons)(17)	4,313,005		1.2%

*
Represents holdings of less than one percent.

(1)
"Vested Options" means options that may be exercised as of February 16, 2010.

(2)
Percentage ownership is calculated based upon 349,777,431 shares of Agilent common stock outstanding on December 18, 2009, except as noted.

(3)
Includes 24,183 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Clark has voting power.

(4)
Consists of vested options gifted to Mr. Clark's Family LLC.

(5)
Includes 50,285 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Cullen has voting power.

(6)
Consists of shares held by Mr. Cullen's Family Limited Partnership.

(7)
Includes 31,246 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Ms. Fields has voting power.

(8)
Includes 11,377 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Herbold has voting power.

(9)
Includes 28,580 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Joss has voting power.

(10)
Includes 18,108 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Koh has voting power.

(11)
Mr. Koh is a board member of The William and Flora Hewlett Foundation. Mr. Koh shares voting power on grants only but he does not have any shared investment power as he is not a member of the investment committee. Mr. Koh disclaims any beneficial interest in the foregoing shares, because he has no pecuniary interest in the shares.

(12)
Includes 20,089 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Dr. Lawrence has voting power.

(13)
Consists of shares held for the benefit of Dr. Lawrence's children in the Lawrence 2000 Irrevocable Trust of which Dr. Lawrence and his spouse are the trustees.

(14)
Includes 20,143 shares held by Fidelity Management Trust Company under Agilent's Deferred Compensation Plan for Non-Employee Directors for which Mr. Rand has voting power.

(15)
Based solely on information provided in a Schedule 13G/A filed by Davis Selected Advisers, L.P. with the U.S. Securities and Exchange Commission on February 13, 2009. Davis Selected Advisers, L.P. reported sole voting power as to 25,291,474 shares and sole dispositive power as to 27,260,866 shares and that it is deemed to be the beneficial owner of 27,260,866 shares.

(16)
Based solely on information provided in a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG with the U.S. Securities and Exchange Commission on February 5, 2009. Barclays Global Investors, NA has (i) sole voting power with respect to 13,525,205 shares; and (ii) sole dispositive power with respect to 16,650,678 shares. Barclays Global Fund Advisors has (i) sole voting power with respect to 4,341,475 shares; and (ii) sole dispositive power with respect to 4,363,387 shares. Barclays Global Investors, Ltd. has (i) sole voting power with respect to 1,881,728 shares; and (ii) sole dispositive power with respect to 2,242,740 shares. Barclays Global Investors Japan Limited has (i) sole voting power with respect to 1,344,568 shares; and (ii) sole dispositive power with respect to 1,344,568 shares. Barclays Global Investors Canada Limited has (i) sole voting power with respect to 512,303 shares; and (ii) sole dispositive power with respect to 512,303 shares. Barclays Global Investors Australia Limited has (i) sole voting power with respect to 26,856 shares; and (ii) sole dispositive power with respect to 26,856 shares. Barclays Global Investors (Deutschland) AG has no voting or dispositive power.

(17)
Includes 109,002 direct and indirect shares, and 501,921 vested options for a total of 610,923 shares held by executive officers not separately listed in this table.

 Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act, requires Agilent's directors, executive officers and holders of more than 10% of Agilent common stock to file reports with the SEC regarding their ownership and changes in ownership of Agilent stock. Agilent believes that during the 2009 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements with the following exceptions. A Form 4 reporting the surrender of 556 shares and 34 shares to Agilent to satisfy the tax liability on the release of restricted shares issued to Koh Boon Hwee on March 2, 2009 and November 2, 2009, respectively was inadvertently not filed. An amended Form 4 was filed on December 24, 2009 to correct these omissions. In making these statements, Agilent has relied upon examination of copies of Forms 3, 4 and 5 provided to Agilent and the written representations of its directors and officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

        The Compensation Committee is responsible for Agilent's compensation philosophy, as well as making determinations regarding all forms of compensation for our named executive officers. The "Executive Compensation" section of this Proxy Statement presents the detailed compensation arrangements for our named executive officers for fiscal year 2009. For the fiscal year ended October 31, 2009, our named executive officers and their titles were as follows:

  •
  William P. Sullivan, President and Chief Executive Officer

  •
  Adrian T. Dillon, Executive Vice President, Finance and Administration and Chief Financial Officer

  •
  D. Craig Nordlund, Former Senior Vice President, General Counsel and Secretary

  •
  Ronald S. Nersesian, Senior Vice President, Agilent, President, Electronic Measurement Group

  •
  Michael R. McMullen, Senior Vice President, Agilent, President, Chemical Analysis Group

  •
  Nicolas Roelofs, Senior Vice President, Agilent, President, Life Sciences Group

        Mr. Nordlund announced his retirement from Agilent on May 26, 2009. He retired (and concurrently resigned) as an executive officer effective as of September 22, 2009 and entered into a Separation Agreement and General Release Agreement with Agilent. Mr. Nordlund remained an employee of Agilent through October 31, 2009.

Compensation Philosophy

        The objectives of our executive compensation program are to:

  •
  align pay with performance;

  •
  keep overall compensation competitive with our peer group and the larger business market where applicable, and

  •
  ensure that we can recruit, motivate and retain executives in the larger marketplace.

        Executive compensation at Agilent is comprised of four basic elements.

        Base Salary.    Base salaries have historically accounted for 50% or less of total compensation for our executives. This element is intended to establish the minimum or base-line competitive compensation level that sits beneath the incentive compensation components.

        Discretionary Bonus.    The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance or assist in the retention of key talent. No such awards were made in fiscal 2009.

        Short-Term Cash Incentives.    We use short-term cash performance incentives using both revenue growth and Return On Invested Capital ("ROIC") metrics to determine the short-term bonus payout. ROIC is a non-GAAP measure and defined as:

        Income (loss) from operations less other (income) expense and taxes, annualized, divided by the average of the three most recent quarter-end balances of assets less net current liabilities.

        Long-Term Incentives.    Long-term performance incentives are a combination of (1) regular stock options and (2) equity awards that vest based on total shareholder return of Agilent vs. peer companies over a three-year period. This long-term incentive component has both a medium-term incentive with the three-year performance-based stock awards under our Long-term Performance Program (the "LTP Program") as well as a longer-term incentive in the form of time-based stock option awards, which vest annually over a 4-year period and have a 10-year exercise term. For a technology company such as Agilent, we feel that a compensation perspective spanning a range of short-term to very long-term helps in retaining key executives. Our executive compensation program provides this range while also adding the security of competitive base salary and a good benefits package.

        Our target total rewards package for each named executive officer will vary based on (i) company performance measured against external metrics that correlate to long-term stockholder value, (ii) performance of the business organizations against specific targets, and (iii) individual performance measured against internal metrics. These performance measures form the basis of the Compensation Committee's decisions regarding each of our four principal elements of pay: base salary, discretionary bonuses, short-term incentive compensation and long-term incentive compensation, each of which is discussed in detail below.

        Additionally, we designed our total rewards package such that our short-term and long-term incentives programs do not encourage executives to take unnecessary risks. This is accomplished through the following measures:

  •
  Mix of short-term and long-term incentives do not overemphasize short-term incentives over long-term incentives;

  •
  Performance metrics with thresholds, targets and maximums (not to exceed 150-200% of target under the Performance-Based Compensation Plan (as described below) and the LTP Program) are presented to and approved by the Compensation Committee for both short-term and long-term incentive programs;

  •
  The Compensation Committee considers the full range of potential upside and downside payouts;

  •
  The short-term incentives program allows the Compensation Committee to exercise downward discretion where appropriate; and

  •
  The newly adopted Executive Compensation Recoupment Policy permits recoupment of both short-term and long-term incentives from executives across a broad range of circumstances.

Setting Objectives and Measuring Performance: Internal Metrics

        Each fiscal year, management engages in a planning process to establish internal performance measures, metrics and targets for the fiscal year consisting of (i) company performance, (ii) business unit level performance and (iii) individual performance. Company goals and metrics include revenue and profitability targets for the fiscal year. Business unit level performance goals and metrics are set by our CEO and include expense levels, ROIC and revenue growth and individual performance goals and metrics for Business Unit Vice Presidents include customer survey results as well as employee feedback on the company's leadership surveys. The CEO uses these goals, metrics and targets to evaluate the performance of each of the named executive officers, other than himself. Once company targets have been reviewed and approved by our full Board, they become the basis for the Compensation Committee's evaluation of executive performance and setting compensation levels for the then-current fiscal year based on that performance.

        Agilent uses an internal relative ranking system to evaluate the performance of all employees, including our named executive officers. Executive officers are ranked by the CEO based on three main components: delivering results, setting strategic direction and building organizational capability.

        Metrics used to assess individual performance are set at the enterprise level by the Compensation Committee for Mr. Sullivan, Mr. Dillon, and Mr. Nordlund. Each of the Business Unit, including Mr. Nersesian, Mr. McMullen and Mr. Roelofs, are measured against their respective business level metrics.

        The measures used at both the enterprise level and business unit level include:

  •
  Core measures: ROIC and revenue;

  •
  Diagnostic measures: orders, operating expenses, gross margin, operating margin, working capital (including inventory days and collections), headcount and total stockholder return;

  •
  Customer loyalty measures: Agilent customer loyalty index and customer satisfaction data;

  •
  Growth measures: Growth of business year-over-year by quarter, revenue added by merger and acquisition activity, as well as new product revenue and market share; and

  •
  Leadership measures: Scores on an employee survey index.

Setting Objectives and Measuring Performance: External Benchmarking

        At the beginning of each year, our Senior Vice President, Human Resources meets with the Compensation Committee's independent compensation consultant, currently Fredrick W. Cook & Co., Inc. ("F.W. Cook"). After discussion with our Senior Vice President, Human Resources, the following objective selection criteria was selected by F.W. Cook and the Compensation Committee to determine the peer group listed below: each company in the peer group is (1) a publicly traded high technology, measurement and/or life science company and (2) had revenues in fiscal year 2008 which were in the range of approximately 0.5 to 2 times Agilent's total revenues in fiscal year 2008.

        In fiscal year 2009, for purposes of determining Total Shareholder Return ("TSR") under the LTP Program, the Compensation Committee expanded the peer group for the LTP Program from 60 companies used in fiscal year 2008 to all companies in the S&P 500 Indexes Information Technology, Heath Care and Industrials Sectors (approximately 187 companies). The expanded peer group provides a broader index for comparison, better alignment with shareholder investment choices and decreases the need to adjust the peer group based on S&P changes. The S&P 500 constituent list is maintained by the S&P Index Committee, a team of Standard & Poor's economists and index analysts, who meet on a regular basis to evaluate additions and/or deletions to the list of companies in our selected peer group, based on Standard &Poor's published guidelines which are available on the website www.indices.standardandpoors.com. The change in the number of companies in our peer group is due to the fact that some companies within the index failed to meet one or more of Standard & Poor's criteria for index inclusion and as a result, were excluded from the S&P 500 list.

        For all other elements of compensation, we use a compensation survey of executive total compensation prepared by the Radford Survey + Consulting, a unit of Aon Consulting, which provides compensation market intelligence on our peer group of 38 high technology and life sciences companies, as listed below, with revenues between $3 billion and $12 billion for corporate positions while data for business unit positions were based on the appropriate revenue cut for each unit. The Radford survey is a total compensation survey that includes total direct compensation, including base salary, annual short-term incentive compensation and long-term incentive compensation and is widely used and known within the high technology industry. For the General Counsel, Senior Vice President, Human Resources and business unit vice presidents' positions, the Radford survey data is used by F.W. Cook for benchmarking those positions because there is very little peer group data available. For the CEO, and CFO positions, F.W. Cook used the compensation information reported in the public filings of these companies to make our comparisons and adjusts the data to reflect the age of the reported information.

Adobe Systems Inc.	Embarq Corporation	Intuit Inc.	Qualcomm, Inc.
Advanced Micro Devices, Inc.	Corning Incorporated	Level 3 Communications, LLC	SanDisk Corporation
Affiliated Computer Services, Inc.	Covidien PLC	Lexmark International, Inc.	Science Applications International Corporation (SAIC)
Applied Materials, Inc.	DRS Technologies, Inc.	Marvell Technology Group Ltd.	Symantec Corporation
Automatic Data Processing, Inc.	Eastman Kodak Company	Micron Technology, Inc.	SYNNEX Corporation
Boston Scientific Corporation	Ebay Inc.	Molex, Inc.	Thermo Fischer Scientific, Inc.
Broadcom Corporation	Electronic Arts Inc.	NCR Corporation	Western Digital Corporation
CA, Inc.	Genentech, Inc.	NetApp, Inc.	Windstream Corporation
Celanese Corporation	Harris Corporation	NVIDIA Corporation	Yahoo! Inc.
	Insight Enterprises, Inc.	Pitney Bowes Inc.

The Compensation Committee Process and the Role of Management

        To determine total compensation for the upcoming fiscal year, the Compensation Committee uses the performance ranking for the individual executive, reviews the peer group data from the Compensation Committee's independent consultant, and analyzes these measures against our business and strategic goals for the coming fiscal year. F.W. Cook makes recommendations that provide insight to market practices for the Committee's actions, but it does not make any specific compensation recommendations on the individual named executive officers. The Compensation Committee determines the form and amount of compensation for all executive officers. For fiscal year 2009, F.W. Cook advised the Committee on a spectrum of matters, including but not limited to:

  •
  Criteria used to identify peer companies for executive compensation and performance metrics;

  •
  Target percentages for total compensation and each element of compensation;

  •
  Evaluation of Agilent's total rewards program for the named executive officers and 7 other senior officers against similar positions at companies within our peer group and our business objectives;

  •
  Mix of long-term incentives under the LTP Program and conversion ratio;

  •
  Design changes to the short- and long-term incentive compensation plans for future years;

  •
  Competitiveness of Agilent's non-employee director compensation; and

  •
  Various other proposals presented to the Compensation Committee by management.

        For fiscal year 2009, the process for determining compensation also included a comprehensive review of detailed tally sheets for the CEO and other named executive officers. Tally sheets used for 2009 included all elements of executive compensation listed in the section under "Compensation Paid for Fiscal Year 2009", including potential compensation to our named executive officers in the event of change of control.

        The Compensation Committee, which is composed solely of independent members of the Board, operates under a Board-approved charter which spells out the Committee's duties and responsibilities. This charter is available on Agilent's website at http://media.corporate-ir.net/media_files/IROL/10/103274/CorpGov/Com pCommCharter_0707.pdf.

        The CEO and the Senior Vice President, Human Resources consider the responsibilities, performance and capabilities of each of the named executive officers and what compensation package they believe will incent each to achieve the targeted results for Agilent. The analysis used is a combination of the market data based on our peer group and the survey data mentioned above, performance against the targets, and overall performance assessment (resulting in a rank). The elements are used to determine if an increase is warranted and the amount and type of any increase for each of the total compensation components for the then-current fiscal year. After consulting with the Senior Vice President, Human Resources, the CEO makes compensation recommendations, other than for his own compensation, to the Compensation Committee at the first Compensation Committee meeting of the fiscal year. The Senior Vice President, Human Resources does not provide input on setting her own compensation.

        The Compensation Committee's process is also aided by F.W. Cook, who reports to the Compensation Committee. As noted above, the role of the independent compensation consultant is to measure and benchmark our executive officer compensation against certain peer group companies (described above) with respect to total compensation levels for positions comparable to our named executive officers and certain other positions. The independent compensation consultant recommends the appropriate range for base pay, discretionary bonuses, short-term incentive targets, and long-term incentive targets of the total compensation package. This information is reviewed and discussed at a Compensation Committee meeting. The consultant's information for compensation levels for the coming fiscal year is used by the Compensation Committee to establish salary, discretionary bonus, any short-term incentive, long-term incentive and stock awards for our CEO, CFO and each of the other named executive officers.

        The Compensation Committee is responsible for determining the final compensation package for each named executive officer. However, in making its decision, the Compensation Committee considers the recommendations of management, its independent compensation consultant and our full Board (except the input of the CEO for his own compensation).

        Agilent's Senior Vice President, Human Resources works directly with the Compensation Committee Chair to provide the data and framework and to answer questions related to the CEO's total compensation. The CEO is not involved in the process to set his compensation. The Compensation Committee establishes the CEO's compensation based on a thorough review of the CEO's performance that includes: (i) an objective assessment against agreed-to metrics set by the Compensation Committee; (ii) tally sheets, (iii) a self-evaluation by the CEO that the Compensation Committee discusses with the independent directors; and (iv) a qualitative evaluation of the CEO's performance that is developed by the independent directors, including each member of the Compensation Committee, in executive session. The CEO's total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors. The Compensation Committee then makes the final determinations on compensation for the CEO.

Recoupment Policy

        In July 2009, the Compensation Committee adopted an Executive Compensation Recoupment Policy which applies to all of our executive officers under Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (which results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short and long-term incentive compensation awards that are paid or awarded to executive officers for performance periods beginning after July 14, 2009 that occur, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Committee will consider actions to remedy the misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as the Committee deems appropriate.

        If the Compensation Committee concludes that, as a result of incorrect financial results, an executive officer has received more incentive compensation than he/she would have received under the restated financial results, or that fraud or misconduct warrants remedial actions, it may take such actions as it deems appropriate in its sole discretion after considering all relevant facts and circumstances. These actions may include without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of Agilent stock to the extent such profit was, in part or in whole, resulting from fraud or misconduct.

Compensation Paid for Fiscal Year 2009

        In addition to our four principal pay elements (base salary, discretionary bonuses, short-term incentive compensation and long-term incentive compensation), executive compensation at Agilent consists of the following components:

  •
  Benefits

  •
  Health and welfare

  •
  Disability insurance

  •
  Life insurance

  •
  Financial counseling

  •
  Executive physical medical examination

  •
  Non-qualified deferred compensation

  •
  Pension plans

  •
  Change of control agreements

        For compensation paid to the named executive officers in fiscal year 2009, we targeted the 50th to the 75th percentile of peer group companies. The Compensation Committee chose this range in order to attract, retain and motivate our executives as well as provide rewards for such factors as job performance, skill set, prior experience, time in the position and/or with Agilent, and superior achievement in current business conditions. With this pay positioning, the Compensation Committee believes the company will achieve above 50th percentile business performance against the peer group and the following illustrates that Agilent is approximately in the 50th to 75th percentile of the peer group based on revenue and market capitalization:

	Revenues (in millions) ($)	Market Capitalization on 10/31/2008 (in millions) ($)	Number of Employees as of 11/2/2009 (#)
25th Percentile	$3,946.50	$3,008.00	8,032
Median	$5,867.00	$4,633.00	14,762
75th Percentile	$7,973.50	$14,006.25	24,700
Agilent Technologies, Inc.	$5,420.00	$7,934.00	16,951

        Our named executive officers' target total compensation for fiscal year 2009 varied from 88% to 144% of target benchmark data for each position, measured from the 50th percentile, which means that the Compensation Committee looked at the benchmark data at the 50th percentile, measured each named executive officer's compensation against that data and set compensation levels for each named executive officer above or at the 50th percentile based on that named executive officer's overall performance ranking for fiscal year 2009.

        Our CEO's total compensation is approximately two times the total compensation of our CFO. Our Compensation Committee believes that based on market data, the CEO merits a larger total compensation package as a result of his significant additional responsibilities. The CEO's base salary in fiscal year 2009 was within our target of the 50th to the 75th percentile of the benchmark data of other CEOs in our peer group.

        For the CFO, the Compensation Committee considered peer group data for both the CFO and the COO positions when setting the total compensation for Mr. Dillon, in recognition of his additional job responsibilities that are more operational in nature and broader in scope than those of the average CFO. For fiscal year 2009, the CFO's total compensation was within our target of the 50th and 75th percentiles of the benchmark data for both the CFOs and COOs in our peer group.

Chief Executive Officer	Other Named Executive Officers (Average)

        Our executives' total compensation packages reflect Agilent's philosophy of aligning pay with performance and rewarding top talent. Accordingly, approximately 74% of our CEO's total direct compensation and 62% of our named executive officers' total direct compensation (non-equity incentive plan payouts, stock awards and option awards) is "at-risk"—which means that our executives' compensation varies year on year depending on Agilent's revenue, return on invested capital, absolute stock price performance, and relative total shareholder return versus our peers. Long-term incentive awards, which for fiscal year 2009 consisted primarily of stock options and performance-based stock awards, represent the largest element of pay for senior executives in order to encourage creation of lasting value for our stockholders by directly tying executive compensation to our success and our stockholders' interests.

Base Salary

        Our salaries reflect the responsibilities of each named executive officer, the competitive market for comparable professionals in our industry, and are set to create an incentive for executives to remain with Agilent. Salaries as well as our benefits packages are the components of our named executive officers' compensation packages that are fixed and do not vary with company performance. Base salaries of our named executive officers are set by considering the benchmark market data described above as well as the performance of the named executive officers.

Short-Term Cash Incentives

        The Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees ("Performance-Based Compensation Plan") applies to our named executive officers and provides the opportunity for cash awards every six months linked to specific business financial targets. Agilent has two major lines of business, the Electronic Measurement Group ("EMG") and the Life Sciences and Chemical Analysis Group ("LSCA"). The business and financial targets for each fiscal year half are pre-established by the Compensation Committee at the beginning of each fiscal half, based on recommendations from management. After the Compensation Committee certifies the calculations of performance against metrics for the fiscal year half, payouts, if any, are made in cash. Metrics and goals cannot be changed after they have been approved by the Compensation Committee. The Performance-Based Compensation Plan reflects our pay-for-performance philosophy and directly ties short-term incentives to short-term business performance.

        For fiscal year 2009, the Performance-Based Compensation Plan targets were based on ROIC goals and revenue goals. ROIC was chosen as a metric because the Compensation Committee believes it measures how efficiently and effectively management deploys capital. We believe that sustained ROIC levels greater than our cost of capital create wealth for our stockholders. Revenue was chosen because it places focus on our continued growth. To determine the payout, we use payout matrices for eligible individuals at the Agilent, or business unit level. The payout matrices link the two metrics (ROIC and Revenue) and contain all payout possibilities from threshold to the maximum of both the metrics. Bonuses were not paid unless the ROIC threshold was achieved. The Compensation Committee determined the goals and metrics based upon recommendations from the CEO and Senior Vice President, Human Resources. The target metrics set for our short-term incentives and their corresponding results were as follows:

	ROIC						Revenue
	First Half FY09			Second Half FY09			First Half FY09			Second Half FY09
	Target	Results	Achievement	Target	Results	Achievement	Target (Mil)	Results (Mil)	Achievement	Target (Mil)	Results (Mil)	Achievement
Agilent	19%	9%	Below Target	9%	14%	Above Target	$2,766	$2,257	Below Target	$2,109	$2,224	Above Target
EMG	15%	-2%	Below Target	-3%	4%	Above Target	$1,632	$1,234	Below Target	$996	$1,083	Above Target
LSCA	25%	25%	On Target	25%	28%	Above Target	$1,134	$1,023	Below Target	$1,010	$1,040	Above Target

        Our Compensation Committee set the monetary value of the fiscal year 2009 short-term incentive targets based on a percent of base salary for each named executive officer. The Compensation Committee also considered the relative responsibility of each named executive officer. In response to the economic downturn, as stated in the table above, our Compensation Committee approved target metrics that were lower for the second half of the fiscal year (when compared to the metrics set in the first half of the fiscal year) to motivate our executives to achieve realistic business goals. The Committee also lowered the maximum payouts for the second half of fiscal year 2009 from 200% to 150% of target to correspond to the lower targets. Each named executive officer's short-term incentive target for fiscal year 2009 was set between 70% and 140% of base salary (depending on his or her position), as follows:

Fiscal Year 2009 Short-Term Incentive Payout Table*

	First Half FY09		Second Half FY09
Name	Target Award (% of base salary)	Actual Award (% of base salary)	Target Award (% of base salary)	Actual Award (% of base salary)
William P. Sullivan	140%	19%	140%	173%
Adrian T. Dillon	85%	11%	85%	105%
D. Craig Nordlund	70%	9%	70%	87%
Ronald S. Nersesian	80%	3%	80%	114%
Michael R. McMullen	70%	41%	70%	98%
Nicolas Roelofs	70%	61%	70%	77%

*
The percentages set forth in this chart for each fiscal year half only apply to the base salary paid in that fiscal year half.

        These targets were established with reference to the 50th to 75th percentile of comparable positions at companies in our peer group, as discussed above. Considering both short-term incentive and base salary together, the Compensation Committee confirmed that the total cash awards (the sum of both base salary and short-term incentive) were also targeted with reference to the same competitive positioning. The detailed payouts are provided in the "Non-Equity Incentive Plan Compensation" column in the "Summary Compensation Table".

        For fiscal year 2010, subject to shareholder approval, Agilent is replacing its Former Performance-Based Compensation Plan with the Performance-Based Compensation Plan which, among other things, incorporates a strategic component as an objective performance criteria to reward performance tied to Agilent's corporate strategic plan. This Performance Based Compensation Plan for Covered Employees is contingent upon shareholder approval and further details are described in Proposal 3 on page 20.

Long-Term Incentives

        The Agilent long-term incentive program is designed to encourage creation of lasting value for our stockholders, retain qualified key employees, and build equity ownership among executives. By paying the awards in a combination of Agilent stock and stock options, the long-term rewards for executives are directly tied to our success in the creation and preservation of our stockholders' interests and long-term shareholder value.

Setting Targets for Long-Term Incentives

        We set a single long-term incentive target for each named executive officer each fiscal year, which is then delivered in two components: (i) a non-qualified stock option, and (ii) a potential stock award under our LTP Program. Shares for both awards will be issued under the 1999 Stock Plan if the award was approved prior to March 11, 2009 and will be issued under the 2009 Stock Plan for awards approved thereafter. The purpose of the option grants is to motivate executives to achieve business results, which in turn increase stockholder value. The LTP Program stock awards and stock options are intended to drive our key executives to envision and pursue longer-term strategies that will enhance our competitive position against our peer group over time. The target value of the long-term incentive award is determined at the beginning of the then-current fiscal year for each named executive officer position and is partially derived from the peer group data provided by the Compensation Committee's independent compensation consultant and data from the Radford survey. The target value also reflects the Compensation Committee's judgment on the relative role of each named executive officer's position within Agilent, as well as the performance of each named executive officer.

        For fiscal year 2009, the Compensation Committee approved long-term incentive value targets for each named executive officer, expressed as a monetary amount that ranged between the 50th to 75th percentiles of long-term incentive awards for comparable executives at companies in our peer group. That monetary target was then converted into each long-term incentive vehicles as follows:

  •
  Approximately half the value of the long-term award was in the form of stock options, calculated by the Black-Scholes value using a 20-day average closing price of our common stock. The exercise price of the option was the fair market value (defined under our Stock Plan as the closing price of our common stock) on the date of grant. The options vest at the rate of 25% each year and contain other provisions identical to those stock options granted to non-executive employees.

  •
  The remaining value of the long-term award is a target stock award, delivered under the LTP Program, and determined by dividing the remaining value by the Monte-Carlo valuation factor as provided by Watson Wyatt. The target stock award may be earned at the end of a three-year performance cycle if the established performance metrics are achieved, as further described below. The resulting final stock payout award may range from 0 to 200% of the originally set target and, if earned, is awarded in the form of unrestricted shares.

  •
  Targeting approximately half of the long-term incentive value in stock options and half of the value in performance shares keeps focus on absolute stockholder value creation and Agilent's performance relative to its peers. In addition, the market data of our peer group supports this approach of delivering about half of the long-term incentive value in a stock option and half in a performance-based stock award.

	Number & Type of Award
Name	Stock Options (#)(1)	Performance Stock Units (#)(1)	Restricted Stock Units (#)(3)	Total Target Value of Long Term- Incentive Awards ($)
William P. Sullivan	452,488	103,950	—	$6,000,000
Adrian T. Dillon	173,453	39,847	—	$2,300,000
D. Craig Nordlund	60,331	13,860	—	$800,000
Ronald S. Nersesian(2)	106,375	23,973	20,000	$1,624,200
Michael R. McMullen	71,644	16,458	20,000	$1,274,200
Nicolas Roelofs	52,790	12,127	20,000	$1,024,200

(1)
Most of the stock options and performance stock units were granted on November 18, 2008.

(2)
In addition to his stock option and performance stock unit grants on November 18, 2008, Mr. Nersesian was granted 4,916 performance stock units and 23,419 stock options on March 27, 2009 upon his promotion.

(3)
The Compensation Committee granted restricted stock units on March 27, 2009 to retain certain key executives.

        The Compensation Committee has established rolling three-year performance periods for determining the stock awards under our LTP Program to focus executives on Agilent's relative stock performance as compared to our peers over each three-year cycle, using relative total shareholder return ("TSR") as our metric. For purposes of these determinations, relative "TSR" reflects (i) the aggregate change in the 20-day average closing price of Agilent's stock versus each of the companies in Agilent's LTP Program peer group, plus (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested on a pre-tax basis, each at the beginning and the end of the three-year performance period.

        Because performance shares are granted each year and are subject to a three-year performance period, multiple performance share awards are outstanding simultaneously and payouts made in any particular fiscal year may not correspond with Agilent stock performance during the most recent fiscal year. The Compensation Committee also sets performance measures and objective business criteria metrics for achieving the target awards at the beginning of the performance period. The actual results are calculated at the end of the three-year performance period by the Compensation Committee's independent compensation consultant and are presented to the Compensation Committee for review and certification of achievement of results. The Compensation Committee determines the final awards, if any.

Actual Long-Term Incentives Payout for Fiscal Year 2009

        After considering market practice and consulting with its independent compensation consultant, the Compensation Committee determined the following relationship of TSR performance and the final stock payout for the performance period from fiscal year 2007 to 2009:

Performance	Payout as a % of Target
Below 25th Percentile Rank (threshold)	0%
25th Percentile Rank	25%
50th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

        These performance stock awards are completely "at-risk" compensation because Agilent's performance must be at or above the 25th percentile in order for the individuals to receive a payout. The performance stock will then pay out linearly between each set of data points between:

  •
  The 25th percentile and the 50th percentile; and

  •
  The 50th percentile and below the 75th percentile.

        The individual long-term incentive award targets set at the beginning of fiscal year 2007 for the fiscal year 2007 through fiscal year 2009 performance period ("FY07-FY09") were between 81% and 163% of the target benchmark data. The specific targets are listed in the "Fiscal Year 2007-2009 LTP Program Payout Table" below.

        This Proxy Statement also reports the shares awarded for the FY07-FY09 performance period in the table "Option Exercises and Stock Vested at Fiscal Year-End" in the Performance Awards columns. The payout of these awards was made in November 2009 for the performance period concluded October 31, 2009, and is represented in the table below:

Fiscal year 2007 - 2009 LTP Program Results
Agilent TSR	-17.2%
TSR Relative Rank	50.9th percentile
Calculated Payout as a % of Target	104%

        The table below sets forth the targeted number of shares for the performance period FY07-FY09 and the share payout that resulted from achieving the 50.9th percentile for TSR as compared to companies in our peer group during the performance period:

Fiscal Year 2007 - 2009 LTP Program Payout Table

Name	Target Awards (Shares)	Nov-09 Payout at 104% (Shares)	Payout at 104% ($)*
William P. Sullivan	83,200	86,528	$2,549,115
Adrian T. Dillon	34,800	36,192	$1,066,216
D. Craig Nordlund	10,600	11,024	$324,767
Ronald S. Nersesian	8,333	8,666	$255,300
Michael R. McMullen	5,667	5,893	$173,608
Nicolas Roelofs	5,500	5,720	$168,511

*
Reflects the November 18, 2009 closing price of Agilent common stock.

Equity Grant Practices

        The Compensation Committee generally makes grants of stock awards to our named executive officers at the first Compensation Committee meeting at the beginning of our fiscal year. Awards are neither timed to relate to the price of Agilent's stock nor timed to coordinate with the release of material non-public information although awards are generally given when Agilent's trading window is open. Awards to current employees are generally granted effective the date of the Compensation Committee meeting. Awards to new employees, including potential named executive officers, are typically made at the next regularly scheduled Compensation Committee meeting following the employee's start date.

Benefits

        The Agilent global benefits philosophy is to provide named executive officers with protection and security through health and welfare, retirement, disability insurance and life insurance programs. During fiscal year 2009, the CEO and other named executive officers were eligible to receive the same benefits that are generally available to other Agilent employees.

        In addition to the company-wide benefits, Agilent's named executive officers have company-paid financial counseling through a third party service to assist with their personal finances. This service is provided to help our named executive officers manage processes that can be sensitive and time consuming. Named executive officers are also provided an executive physical examination, for which we cover the costs that are not otherwise covered under the executive's chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executives. Both the financial counseling and the executive physicals are benefits provided by our comparator companies and are available at a low, group cost to Agilent.

        Other than the financial counseling and the executive physicals (which are available for all of our executives, not only our named executive officers) mentioned above, there are no special perquisites for our named executive officers except for the occasional use by executive officers of company drivers to transport them and their family members to the airport for personal travel.

Deferred Compensation

        Our named executive officers are eligible to voluntarily defer base salary, short-term incentives in the form of awards under the Performance-Based Compensation Plan and long-term incentives in the form of stock awards under the LTP Program. The deferrals are made through our 2005 Deferred Compensation Plan which allows executives and other eligible employees to defer taxation on their voluntary deferrals, in excess of Internal Revenue Code limits. This is a common benefit arrangement offered by our peer companies.

        Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. A participant in the LTP Program may elect to defer his or her shares that would otherwise be earned and distributed through our 2005 Deferred Compensation Plan. If that election is made, the LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive. Agilent has allowed its named executive officers to make a one-time change to deferral elections made after January 1, 2005 in November 2009 during annual open enrollment pursuant to the phase-in provisions of Section 409A of the Internal Revenue Code.

        These benefits and additional description of plan features are set forth in the section entitled "Non-Qualified Deferred Compensation in Last Fiscal Year" below and the narrative descriptions accompanying this section.

Pension Plans

        We provide a pension plan, the Agilent Technologies, Inc. Retirement Plan ("Retirement Plan"), to our named executive officers, as well as other Agilent employees, as a means for long-term retention and retirement benefits. The Retirement Plan is an important benefit provided by Agilent that is not generally available within the high-technology sector and differentiates

Agilent from many of our peer companies. In addition, we provide the Agilent Technologies, Inc. Supplemental Benefit Retirement Plan (the "Supplemental Benefit Retirement Plan") to our named executive officers and other Agilent employees. The Supplemental Benefit Retirement Plan is an unfunded, non-qualified pension plan which pays amounts that would otherwise be due under the Retirement Plan, but which are limited under the tax-qualified Retirement Plan by Internal Revenue Code regulations.

        Additionally, Agilent provides the Agilent Technologies, Inc. Deferred Profit-Sharing Plan (the "Deferred Profit-Sharing Plan") that provides certain amounts to our named executive officers who provided services to our predecessor company, Hewlett-Packard Company ("Hewlett-Packard"), prior to November 1, 1993.

        These benefits are set forth in the table entitled "Pension Benefits" below and the narrative descriptions accompanying this table.

Policy Regarding Compensation in Excess of $1 Million a Year

        Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO). Certain compensation is specifically exempt from the deduction limit to the extent that it is "performance based" as defined in Section 162(m) of the Code. Our Compensation Committee considers the impact of Section 162(m) in setting and determining executive compensation because it is concerned with the net cost of executive compensation to Agilent (i.e., taking into account the tax treatment of the compensation), and its ability to effectively administer executive compensation in the long-term interests of stockholders. As a result, most of Agilent's compensation programs are designed to qualify for deductibility under Section 162(m), including but not limited to, the Performance-Based Compensation Plan and LTP Program. The short-term cash incentive awards for fiscal year 2009 and the long-term incentive awards described above are determined under the Performance-Based Compensation Plan and the LTP Program, respectively, and are intended to comply with the exception for performance-based compensation under Section 162(m). Please see Proposal 3 on page 20 for details regarding the Performance-Based Compensation Plan. Of course, in order to maintain flexibility in rewarding individual performance and contributions, the Compensation Committee will not limit all the amounts paid under all of Agilent's compensation programs to just those that qualify for tax deductibility. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding guidance thereunder, Agilent cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) of the Code will in fact so qualify.

Stock Ownership Guidelines

        Our stock ownership guidelines are designed to encourage our named executive officers and other executive officers to achieve and maintain a significant equity stake in Agilent and more closely align his or her interests with those of our stockholders. The guidelines provide that the CEO, CFO and other executive officers should accumulate and hold, within five years from election to their executive officer positions, an investment level in Agilent's stock equal to a specified multiple of their annual base salary. In addition, each named executive officer must directly own a certain level of shares of Agilent stock. To further promote an alignment of management's interests with shareholders, the Compensation Committee enhanced our stock ownership guidelines in September 2009 by:

  •
  Increasing the number of shares of Agilent stock that must be directly held;

  •
  A hold on 50% of all future net after-tax shares of Agilent stock vested or Agilent stock options exercised if stock ownership is less than 50% of the stock ownership guidelines after 5 years, subject to Compensation Committee approval; and

  •
  Changing the ownership guidelines to the lesser of the multiple of annual base salary or direct ownership of Agilent stock (as mentioned in the table below).

        The investment level as a multiple of annual base salary or direct ownership guidelines are set forth below:

Level	Investment Level = Multiple of Annual Base Salary	Direct Ownership of Agilent Stock (# of Shares)
CEO	5X	200,000
CFO	3X	80,000
All other executive officers	3X	40,000

        An annual review is conducted to assess compliance with the revised guidelines. By the end of fiscal year 2009, all of our named executive officers had either met or were on track to reach their stock ownership guideline requirements within the applicable timeframe.

Termination and Change of Control

        The Compensation Committee adopted change of control agreements in order to keep executive officers focused on the best interests of stockholders at a time that would otherwise cause lack of focus due to personal economic exposure and extreme turmoil for Agilent. They are designed to provide some measure of protection to the named executive officers so that they are not distracted by their personal, professional and financial situations at a time when Agilent needs them to remain focused on their responsibilities, Agilent's best interests and those of all its stockholders. Consistent with the practice of a substantial number of companies in our peer group, these agreements provide for a "double trigger" payout only in the event there is a change in control and the executive officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within a limited period of time after the transaction (i.e. these agreements do not become operative unless both events occur).

        In, 2009, the Committee amended our forms of Change of Control Agreement to remove tax restoration payments for parachute payments. These amended forms of agreements will be entered into with newly-hired, appointed, promoted or demoted officers from and after July 14, 2009. Until an existing officer is promoted or demoted (if applicable), such officer's existing Change of Control Agreements will not be amended. In addition, Agilent does not provide tax gross-up payments on perquisites.

        Potential payments to our named executive officers in the event of a change of control under our revised Change of Control Agreements are reported in the "Termination and Change of Control Table".

        In addition, we have a Workforce Management Program in place that is applicable to all Agilent's employees, including the named executive officers. Although employment security is tied to competitive realities as well as individual results and performance, from time to time business circumstances will dictate the need for Agilent to reduce its workforce. The Workforce Management Program is intended to assist employees affected by restructuring by providing transition income in the form of severance benefits.

 COMPENSATION COMMITTEE REPORT

        Agilent's executive compensation program is administered by the Compensation Committee of the Board (the "Compensation Committee"). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to the Board on all elements of compensation for the executive officers. In this regard, the Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in Agilent's 2009 Annual Report on Form 10-K and in this Proxy Statement.

Submitted by:

Compensation Committee

David M. Lawrence, M.D., Chairperson
Paul N. Clark
Koh Boon Hwee
A. Barry Rand

EXECUTIVE COMPENSATION

Summary Compensation Table

        Agilent's named executive officers for fiscal 2009 include Agilent's (i) President and Chief Executive Officer, (ii) Executive Vice President, Finance and Administration, and Chief Financial Officer, and (iii) three other mostly highly compensated executive officers who were serving as executive officers at the end of fiscal 2009, plus one former executive officer for whom disclosure would have been required had he continued serving as an executive officer through the end of fiscal 2009.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)(3)(5)	Option Awards ($) (2)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All other Compensation ($)(8)	Total ($)
William P. Sullivan	2009	$907,500	$0	$2,717,014	$2,611,554	$949,618	$356,518	$28,312	$7,570,515
President and Chief	2008	$986,667	$0	$3,735,976	$2,723,847	$1,305,563	$385,487	$28,537	$9,166,077
Executive Officer	2007	$946,874	$650	$10,256,517	$2,737,812	$618,846	$404,287	$43,362	$15,008,348
Adrian T. Dillon	2009	$641,663	$0	$1,393,996	$1,152,647	$407,662	$120,920	$25,380	$3,742,268
Executive Vice President,	2008	$699,996	$0	$1,638,617	$895,120	$627,775	$116,294	$24,114	$4,001,916
Finance and	2007	$699,996	$525,100	$4,153,003	$700,146	$322,993	$121,130	$544,446	$7,066,814
Administration and
Chief Financial Officer
D. Craig Nordlund(9)	2009	$389,587	$0	$362,269	$348,203	$203,834	$1,761	$1,549,961	$2,855,615
Former Senior Vice	2008	$425,004	$0	$543,390	$396,191	$313,863	$(1,683)	$22,622	$1,699,388
President, General	2007	$425,004	$650	$1,729,136	$348,259	$149,963	$(2,495)	$35,440	$2,685,957
Counsel and Secretary
Ronald S. Nersesian(10)	2009	$413,125	$0	$588,777	$382,339	$271,597	$92,232	$25,075	$1,773,146
Senior Vice President,	2008	$397,875	$0	$469,569	$267,038	$239,050	$79,307	$24,523	$1,477,363
Agilent, and President,
Electronic Measurement
Group
Michael R. McMullen(11)	2009	$334,583	$0	$443,954	$287,758	$254,609	$171,067	$107,468	$1,599,439
Senior Vice President,
Agilent and President,
Chemical Analysis
Group
Nicolas Roelofs(11)	2009	$334,583	$0	$558,015	$267,264	$250,882	$56,151	$22,235	$1,489,130
Senior Vice President,
Agilent and President,
Life Sciences Group

(1)
None of the executive officers received any service awards or bonuses for fiscal year 2009.

(2)
Reflects the expense recognized for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123(R)) ("FAS 123(R)"). The assumptions used in calculating the expense include the following: fair value, volatility, risk free rate of return, expected term and dividend, which are provided in additional detail in the table below.

(3)
Amounts consist of expenses relating to multiple performance share awards that are outstanding simultaneously for each named executive officer under the LTP Program and restricted stock unit awards to Mr. Nersesian, Mr. McMullen, and Mr. Roelofs, as described in "Compensation Discussion and Analysis—Long-Term Incentives."

(4)
Amounts consist of expenses relating to option awards granted under the 1999 Stock Plan granted at an exercise price equal to the closing price of Agilent common stock on the date of grant.

(5)
The expenses listed in these columns include expenses for stock awards and options awarded in accordance with the LTP Program and 2009 Stock Plan, as shown in the table below.

(6)
Amounts consist of incentive awards earned by the named executive officers during fiscal year 2009 under the Performance-Based Compensation Plan for Covered Employees.

(7)
Amounts represent the change in pension value for the following Agilent sponsored pension plans: Agilent Technologies, Inc. Deferred Profit-Sharing Plan, Agilent Technologies, Inc. Retirement Plan and Agilent Technologies, Inc. Supplemental Benefit Retirement Plan.

(8)
Amounts reflect (i) $9,800 contributions each allocated by Agilent to Mr. Sullivan, Mr. Dillon, Mr. Nersesian and Mr. Roelofs, $9,526 for Mr. McMullen and $9,638 for Mr. Nordlund pursuant to the Agilent Technologies, Inc. 401(k) Plan for the calendar year 2009, (ii) $17,300 for Mr. Sullivan, $13,450 for Mr. Dillon, $13,450 for Mr. Nordlund, $14,070 for Mr. Nersesian, $12,890 for Mr. McMullen, and $11,810 for Mr. Roelofs for services incurred from The Ayco Company, LP, the provider designated by Agilent to provide financial counseling services to our named executive officers, (iii) travel expenses fees of $462 for Mr. Sullivan, $1,130 for Mr. Dillon, $873 for Mr. Nordlund, $205 for Mr. Nersesian, and $411 for Mr. McMullen for use of Agilent drivers and vehicles for personal travel to the airport, (iv) $83,641 for Mr. McMullen for his relocation from his assignment, (v) reimbursement of $750 for Mr. Sullivan, $1,000 for Mr. Dillon, $1,000 for Mr. Nordlund, $1,000 for Mr. Nersesian, $1,000 for Mr. McMullen, and $625 for Mr. Roelofs for contribution to a health savings account, and (vi) a one-time severance payout for Mr. Nordlund in the amount of $1,525,000.

(9)
Mr. Nordlund announced his retirement from Agilent as an officer on May 26, 2009, and entered into a Separation Agreement and General Release with Agilent dated as of May 28, 2009. His employment with Agilent ended October 31, 2009.

(10)
Mr. Nersesian was not a named executive officer in the Company's 2008 Proxy Statement, Therefore, this table does not provide fiscal 2007 compensation data for Mr. Nersesian.

(11)
Messrs. McMullen and Roelofs were not named executive officers in the Company's 2008 and 2009 Proxy Statements. Therefore, this table does not provide fiscal 2007 and fiscal 2008 compensation data for Messrs. McMullen and Roelofs.

        The following table itemizes the fiscal year 2009 expense recorded for the "Stock Awards" and "Option Awards" columns of the "Summary Compensation" table.

Long-term Incentive Awards
	Long Term Performance Program										Restricted Stock Units
	FY05 - FY07		FY06 - FY08		FY07 - FY09		FY08 - FY10		FY09 - FY11		FY06	FY07	FY09	Total FY09 Expense
	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards	Stock Awards	Stock Awards	Stock Awards	Option Awards
Mr. Sullivan	—	—	—	—	—	—	—	—	2,717,014	2,611,554	—	—	—	2,717,014	2,611,554
Mr. Dillon	—	2,123	—	271,102	535,778	290,009	528,689	288,198	329,529	301,215	—	—	—	1,393,996	1,152,647
Mr. Nordlund	—	—	—	—	—	—	—	—	362,269	348,203	—	—	—	362,269	348,203
Mr. Nersesian	—	2,907	—	52,841	128,300	69,447	229,871	125,300	182,394	131,844	—	—	48,212	588,777	382,339
Mr. McMullen	—	2,093	—	46,239	87,243	47,224	172,394	93,975	136,105	98,227	—	—	48,212	443,954	287,758
Mr. Roelofs	—	—	—	61,340	84,677	45,835	160,906	87,715	100,289	72,375	27,102	136,829	48,212	558,015	267,264

        Expenses for Messrs. Sullivan and Nordlund for option awards were accrued during the initial year that the options were granted since each is eligible for retirement under Agilent's retirement policy and such retirement would result in the acceleration of the unvested portions of these grants in such year in accordance with FAS 123(R). As a result, the above table does not show option award expenses for FY04-FY06, FY05-FY07, FY06-FY08 and FY07-FY09, because they were expensed in prior years. We did not make any performance stock awards to any named executive officers until fiscal 2006.

FAS 123(R) and FAS 123 Assumptions

        The following table sets forth the weighted average FAS 123(R) assumptions used in 2005 to 2009 in the calculation of the stock awards and option awards presented in our "Summary Compensation Table". For all periods presented, the fair value of share-based awards for employee stock options awards was estimated using the Black-Scholes option pricing model. In 2009, 2008, 2007 and 2006, shares granted under the LTP Program were valued using a Monte Carlo simulation. In 2005, shares granted under the LTP Program were valued using the variable accounting method under APB No. 25. In 2009 and 2007, the estimated fair value of restricted stock unit awards was determined based on the market price of our common stock on the date of grant.

	Years Ended October 31,
	2009	2008	2007	2006	2005
Stock Option Plans:
Weighted average risk-free interest rate	2.32%	3.20%	4.60%	4.45%	3.40%
Dividend yield	0%	0%	0%	0%	0%
Weighted average volatility	32%	33%	30%	26%	39%
Expected life	4.4 yrs	4.6 yrs	4.6 yrs	4.25 yrs	4 yrs
LTPP:
Volatility of Agilent shares	33%	27%	31%	28%	N/A
Volatility of selected peer-company shares	17-62%	17%-52%	15%-57%	23%-82%	N/A
Price-wise correlation with selected peers	35%	24%	29%	50%	N/A

 Grants of Plan-Based Awards in Last Fiscal Year

        The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2009. For more information please refer to the "Compensation Discussion and Analysis".

Grants of Plan-Based Awards in Fiscal Year 2009
								All Other Option Awards: Number of Securities Underlying Options (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)								Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Estimated Payouts Under Equity Incentive Plan Awards(2)
									All Other Stock Awards (#)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
William P. Sullivan	11/18/2008	$69,300	$693,000	$1,386,000	$493,763	$1,975,050	$3,950,100	452,488	—	$19.00	$2,611,553
	5/19/2009	$69,300	$693,000	$1,039,500	—	—	—	—	—	—	—
Adrian T. Dillon	11/18/2008	$29,750	$297,500	$595,000	$189,273	$757,093	$1,514,186	173,453	—	$19.00	$1,001,091
	5/19/2009	$29,750	$297,500	$446,250	—	—	—	—	—	—	—
D. Craig Nordlund	11/18/2008	$14,875	$148,750	$297,500	$78,176	$312,702	$625,404	71,644	—	$19.00	$413,496
	5/19/2009	$14,875	$148,750	$223,125	—	—	—	—	—	—	—
Ronald S. Nersesian	11/18/2008	$18,600	$186,000	$372,000	$90,521	$362,083	$724,166	82,956	—	$19.00	$478,784
	3/27/2009	—	—	—	$19,922	$93,404	$186,808	23,419	20,000	$16.21	$445,973
	5/19/2009	$18,600	$186,000	$279,000	—	—	—	—	—	—	—
Michael R. McMullen	11/18/2008	$12,775	$127,750	$255,500	$57,603	$230,413	$460,826	52,790	—	$19.00	$304,680
	3/27/2009	—	—	—	—	—	—	—	20,000	—	$324,200
	5/19/2009	$12,775	$127,750	$191,625	—	—	—	—	—	—	—
Nicolas Roelofs	11/18/2008	$12,775	$127,750	$255,500	$57,603	$230,413	$460,826	52,790	—	$19.00	$304,680
	3/27/2009	—	—	—	—	—	—	—	20,000	—	$324,200
	5/19/2009	$12,775	$127,750	$191,625	—	—	—	—	—	—	—

(1)
Reflects the value of the potential payout targets for fiscal year 2009 pursuant to the annual award program under Agilent's Performance-Based Compensation Plan. Actual payout amounts under this plan are disclosed in the "Summary Compensation Table."

(2)
Reflects the value of potential payout of the target number of performance shares granted in fiscal year 2009 for the FY09 through FY11 performance period under Agilent's LTP Program. Actual payout of these awards, if any, will be determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Agilent's LTP Program were met. Payout, if any, will be in the form of Agilent common stock. Please see section entitled "Long-Term Incentives" for disclosure regarding material terms of the LTP Program.

(3)
Reflects options granted in fiscal year 2009 under the 1999 Stock Plan in accordance with Agilent's long-term incentive goals as described in the "Compensation Discussion and Analysis—Long-Term Incentives." Such options vest at 25% per year over four years.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information on the current holdings of options, restricted stock awards and restricted stock units by our named executive officers as of October 31, 2009.

Outstanding Equity Awards at Fiscal Year 2009 Year End
		Option Awards(1)						Stock Awards
								Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
		Number of Securities Underlying Unexercised Options (#)
						Option Vesting Date (2)
	Grant Date				Option Exercise Price ($)		Option Expiration Date
Name		Exercisable	Unexercisable
William P. Sullivan	12/14/2000	210,029	0	n/a	$56.04		12/13/2010		$0
	11/26/2001	315,044	0	n/a	$24.45		11/25/2011		$0
	11/18/2003	89,262	0	n/a	$27.16	11/18/2004	11/17/2013		$0
	11/16/2004	133,893	0	n/a	$21.72	11/16/2005	11/15/2014		$0
	3/1/2005	22,578	0	n/a	$23.16	3/1/2006	2/28/2015		$0
	11/15/2005	168,233	56,078	n/a	$33.04	11/15/2006	11/14/2015		$0
	11/15/2006	124,800	124,800	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	57,773	173,319	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	452,488	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/19/2007							77,031	$1,905,747
	11/18/2008							103,950	$2,571,723
Total		1,121,612	806,685					180,981	$4,477,470
Adrian T. Dillon	12/3/2001	210,029	0	n/a	$26.00		12/2/2011		$0
	11/19/2002	262,536	0	n/a	$15.14		11/18/2012		$0
	11/18/2003	56,707	0	n/a	$27.16	11/18/2004	11/17/2013		$0
	11/16/2004	84,011	0	n/a	$21.72	11/16/2005	11/15/2014		$0
	11/15/2005	85,061	28,354	n/a	$33.04	11/15/2006	11/14/2015		$0
	11/15/2006	52,200	52,200	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	24,159	72,480	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	173,453	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/19/2007							32,213	$796,950
	11/18/2008							39,847	$985,815
Total		774,703	326,487					72,060	$1,782,764
D. Craig Nordlund	11/18/1999	98,733	0	n/a	$28.57		11/17/2009		$0
	12/3/1999	21,002	0	n/a	$42.86		12/2/2009		$0
	12/14/2000	78,761	0	n/a	$56.04		12/13/2010		$0
	11/26/2001	75,516	0	n/a	$24.45		11/25/2011		$0
	11/19/2002	105,014	0	n/a	$15.14		11/18/2012		$0
	11/18/2003	24,153	0	n/a	$27.16	11/18/2004	11/17/2013		$0
	11/16/2004	29,929	0	n/a	$21.72	11/16/2005	11/15/2014		$0
	11/15/2005	26,148	8,716	n/a	$33.04	11/15/2006	11/14/2015		$0
	11/15/2006	15,875	15,875	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	8,403	25,210	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	60,331	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/19/2007							11,204	$277,187
	11/18/2008							13,860	$342,896
Total		483,534	110,132					25,064	$620,083
Ronald S. Nersesian	6/17/2002	6,563	0	n/a	$23.54		6/16/2012		$0
	1/26/2004	26,253	0	n/a	$31.93	1/26/2005	1/25/2014		$0
	1/24/2005	13,127	0	n/a	$20.62	1/24/2006	1/23/2015		$0
	1/17/2006	15,751	5,251	n/a	$31.93	1/17/2007	1/16/2016		$0
	11/15/2006	12,500	12,500	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	10,504	31,513	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	82,956	n/a	$19.00	11/18/2009	11/17/2018		$0
	3/27/2009	0	23,419	n/a	$16.21	3/27/2009	3/26/2019		$0
	11/19/2007							14,006	$346,508
	11/18/2008							19,057	$471,470
	3/27/2009							4,916	$121,622
	3/27/2009							20,000	$494,800
Total		84,698	155,639					57,979	$1,434,400

Outstanding Equity Awards at Fiscal Year 2009 Year End
		Option Awards(1)						Stock Awards
								Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
				Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
		Number of Securities Underlying Unexercised Options (#)
						Option Vesting Date (2)
	Grant Date				Option Exercise Price ($)		Option Expiration Date
Name		Exercisable	Unexercisable
Michael R. McMullen	11/26/2001	12,601	0	n/a	$24.45		11/25/2011		$0
	11/19/2002	7,702	0	n/a	$15.14		11/18/2012		$0
	12/22/2003	42	0	n/a	$26.83	12/22/2004	5/16/2010		$0
	12/22/2003	1,050	0	n/a	$26.83	12/22/2004	6/14/2011		$0
	12/22/2003	1,554	0	n/a	$26.83	12/22/2004	2/3/2010		$0
	12/22/2003	2,870	0	n/a	$26.83	12/22/2004	11/12/2010		$0
	1/26/2004	26,253	0	n/a	$31.93	1/26/2005	1/25/2014		$0
	1/24/2005	18,902	0	n/a	$20.62	1/24/2006	1/23/2015		$0
	1/17/2006	13,782	4,595	n/a	$31.93	1/17/2007	1/16/2016		$0
	11/15/2006	8,500	8,500	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	7,878	23,635	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	71,644	n/a	$19.00	11/18/2009	11/17/2018		$0
	11/19/2007							10,504	$259,869
	11/18/2008							16,458	$407,171
	3/27/2009							20,000	$494,800
Total		101,134	108,374					46,962	$1,161,840
Nicolas Roelofs	7/18/2006	19,689	6564	n/a	$26.99	7/18/2007	7/17/2016		$0
	11/15/2006	8,250	8,250	n/a	$33.14	11/15/2007	11/14/2016		$0
	11/19/2007	7,353	22,059	n/a	$35.80	11/19/2008	11/18/2017		$0
	11/18/2008	0	52,790	n/a	$19.00	11/18/2009	11/17/2018		$0
	9/17/2007							7,500	$185,550
	11/19/2007							9,804	$242,551
	11/18/2008							12,127	$300,022
	3/27/2009							20,000	$494,800
Total		35,292	89,663					49,431	$1,222,923

(1)
Pursuant to the anti-dilution provisions in Agilent's 1999 Stock Plan, the number of shares and exercise prices related to the listed stock options with grant dates prior to November 1, 2006 were adjusted to maintain their aggregate economic value in connection with the spin-off of Verigy on October 31, 2006.

(2)
Each option is exercisable in four equal annual installments beginning on the first anniversary of the date of the grant, except those options granted on December 22, 2003. The options granted on December 22, 2003 were part of the option exchange completed in 2003 and are exercisable in two equal annual installments beginning on the first anniversary of the date of grant. The date shown in this column reflects the first vesting date.

(3)
Amounts reflect multiple unvested performance share awards that are outstanding simultaneously as of the end of fiscal year 2009 for each named executive officer under the LTP Program, except the 20,000 restricted stock unit awards granted to Mr. Nersesian, Mr., McMullen and Mr. Roelofs on March 27, 2009, and the 7,500 restricted stock unit awards granted to Mr. Roelofs on September 17, 2007. Each restricted stock unit award vests in four equal annual installment beginning on the first anniversary of the date of grant. See the "Compensation Discussion and Analysis."

 Option Exercises and Stock Vested at Fiscal Year-End

        The following table sets forth information on stock option exercises and stock vesting in fiscal year 2009 and the value realized on the date of exercise, if any, by each of our named executive officers.

Option Exercises and Stock Vested in Fiscal Year 2009
	Option Awards		Restricted Stock & Restricted Stock Units		Performance Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Awards Acquired Upon Vesting (#)	Value Realized on Vesting ($)	Number of Awards Acquired Upon Vesting (#)(1)	Value Realized on Vesting ($)(2)
William P. Sullivan	—	—	—	—	189,710	$4,509,573
Adrian T. Dillon	—	—	—	—	88,362	$2,057,446
D. Craig Nordlund	—	—	—	—	26,964	$627,627
Ronald S. Nersesian	—	—	—	—	18,326	$438,840
Michael R. McMullen	—	—	—	—	14,345	$334,196
Nicolas Roelofs	—	—	5,110	$135,343	5,720	$168,511

(1)
Amounts reflect the aggregate of (i) performance shares granted in our fiscal year 2006 pursuant to Agilent's LTP Program for fiscal year 2006 through fiscal year 2008 ("FY06-FY08") performance period and paid out in fiscal year 2009 as follows: Mr. Sullivan, 103,182 shares, Mr. Dillon, 52,170 shares, Mr. Nordlund, 15,940 shares, Mr. Nersesian, 9,660 shares, and Mr. McMullen, 8,452 shares, and (ii) performance shares granted in fiscal year 2007 pursuant to the LTP Program for the FY07-FY09 performance period and paid out in calendar year 2009 as follows: Mr. Sullivan, 86,528 shares, Mr. Dillon, 36,192 shares, Mr. Nordlund, 11,024 shares, Mr. Nersesian, 8,666 shares, Mr. McMullen, 5,894 shares, and Mr. Roelofs, 5,720 shares.

(2)
The market value of these awards is based on the closing price of Agilent's common stock on the release dates as follows: (i) FY06-FY08 performance period released on November 18, 2008 include the following: Mr. Sullivan, $1,960,458, Mr. Dillon, $991,230, Mr. Nordlund, $302,860, Mr. Nersesian, $183,540, and Mr. McMullen, $160,588, and (ii) FY07-FY09 performance period released on November 18, 2009 include the following: Mr. Sullivan, $2,549,115, Mr. Dillon, $1,066,216, Mr. Nordlund, $324,767, Mr. Nersesian, $255,300, Mr. McMullen, $173,608, and Mr. Roelofs, $168,511. This methodology was adopted by our Compensation Committee in fiscal 2004 based on advice from our then compensation consultant, Mercer HR Consulting.

Pension Benefits

        The following table shows the estimated present value of accumulated benefits payable including years of credited service payable on retirement to our named executive officers under the Deferred Profit-Sharing Plan ("DPSP"), the Retirement Plan and the Supplemental Benefit Retirement Plan. To calculate the number of years of an eligible employee's service, the pension plans will bridge each eligible employee's service, if any, with Hewlett-Packard Company to that eligible employee's service with Agilent; the years of service will reflect employment service from both Hewlett-Packard and Agilent. The cost of all three plans is paid entirely by Agilent. The present value of accumulated benefit is calculated using the assumptions under Statement of Financial Accounting Standards No. 87, "Employers Accounting for Pensions" ("SFAS 87") for the fiscal year end measurement (as of October 31, 2009). The present value is based on a lump sum interest rate of 6.00%, DPSP rate of return of 7.5% and the "applicable mortality table" described in section 417(e)(3) of the Internal Revenue Code. See also Note 14 to Agilent's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended October 31, 2009, as filed with the SEC on December 21, 2009.

Pension Benefits
		Agilent Technologies, Inc.
Name	Eligible for Full Retirement Benefits?	Deferred Profit-Sharing Plan ($)	Retirement Plan ($)	Supplemental Benefit Plan ($)	Number of Years of Service (#)	Payments During Last Fiscal Year ($)	Present Value of Accumulated Benefit ($)
William P. Sullivan	Yes	$596,148	$415,100	$3,459,478	30	$0	$4,470,726
Adrian T. Dillon	No	$0	$246,501	$622,652	8	$0	$869,153
D. Craig Nordlund	Yes	$834,280	$408,780	$729,845	30	$0	$1,972,904
Ronald S. Nersesian	No	$0	$211,331	$192,114	7	$0	$403,446
Michael R. McMullen	No	$190,887	$559,562	$435,836	25	$0	$1,186,285
Nicolas Roelofs	No	$0	$93,077	$69,488	3	$0	$162,566

  Retirement Plan

        The Retirement Plan guarantees a minimum retirement benefit in the form of monthly payment beginning at the normal age (age 65) set forth in the Retirement Plan. This benefit is calculated using a formula that is based on the employees highest average pay rate (based on the highest average earnings in any 20 consecutive fiscal quarters), final average compensation (the lesser of (i) the final 12 consecutive fiscal quarters' earnings up to the social security wage base and (ii)covered compensation, which is the 35 year average of the social security wage bases ending in the year of social security retirement), and the total years of credited service at Agilent and Hewlett-Packard (up to a maximum of 30 years).

        The monthly retirement benefit beginning at age 65 (or later if retired after age 65) is determined as follows:

[1.5% × highest average pay rate × years of credited service] - [0.6% × final average compensation × years of credited service]

        The reduction based on 0.6% of the final average compensation recognizes Agilent's contribution through payroll taxes towards social security benefits; although it does not represent the actual amount of the social security benefit an employee will receive.

        Benefits under the Retirement Plan are payable at the normal retirement age set forth in the plan (age 65) or upon termination or retirement, if later, and as either a) a single life annuity for single participants or as b) a 50% joint and survivor annuity for married participants. However, a participant may elect to receive payments at any time following termination or retirement and in the above forms or as an actuarially equivalent option form (75% or 100% joint and survivor annuities or as a one-time lump sum payment). Payments made prior to age 65 will be reduced in accordance with the plan provisions.

        All regular full-time or regular part-time employees automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

        Periodically, Agilent has reviewed the Retirement Plan to check its competitiveness and cost effectiveness. The most recent review determined that the Company's plan design and costs differed significantly from plans provided by peer companies and companies that are product competitors. For these reasons, effective November 1, 2009 the Retirement Plan formula will calculate, on a monthly basis, a lump sum benefit payable at the Plan's normal retirement age, based on the formula below:

(11% × monthly base pay) + (5% × monthly base pay above the Social Security Wage Base)

        Employees who have 15 or more years of service will receive 14%, rather than 11% in the above formula.

  Deferred Profit-Sharing Plan

        The Deferred Profit-Sharing Plan is a closed, defined contribution plan. The Deferred Profit-Sharing Plan was created by Hewlett-Packard and covers participants' service with Hewlett-Packard before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

        For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit-Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

        Benefits under the Deferred Profit-Sharing Plan are payable at the plan's normal retirement age (age 65) or upon termination or retirement, if later, and as either (i) a single life annuity for single participants, or (ii) a 50% joint and survivor annuity for married participants. However, a participant may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuities or as a one-time lump sum payment.

  Supplemental Benefit Retirement Plan

        The Supplemental Benefit Retirement Plan is unfunded and not qualified for tax purposes. Benefits payable under this plan are equal to the excess of the amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Internal Revenue Code over the amount due under the Retirement Plan when taking into account sections 415 and 401(a)(17) limitations.

        Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

  •
  Accruals prior to 1/1/2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified benefit.

  •
  Accruals after 12/31/2004 are paid during the month of January immediately following if termination occurs during the first six months of the year; or during the month of July if termination occurs during the second six months of the year. The participant will receive a benefit in the form of either five annual installments if the participant's balance is at least $150,000; or in a lump sum if the participant's balance is less than $150,000.

Non-Qualified Deferred Compensation in Last Fiscal Year

        For fiscal year 2009, the non-qualified deferred compensation plan is available to all active employees on the US payroll with a base salary greater than or equal to $245,000.

        There are three types of earnings that may be deferred under the program:

  1.
  100% of annual base pay earnings in excess of the IRS qualified plan limit of $245,000 for 2009;

  2.
  95% of bonus earnings, discretionary and cash compensation paid under the Performance-Based Compensation Plan; and

  3.
  95% of performance based compensation paid out in accordance with the terms of Agilent's LTP Program. Awards under this program are paid out in the form of Agilent common stock.

        Deferral elections may be made annually and are part of overall tax planning for many executives. There are several investment options available under the Plan, which mirror the investment choices under our tax-qualified 401(k) plan, with the exception of Agilent's common stock which is not available under the non-qualified deferred compensation plan. All investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants' accounts from the funds that the participant has elected.

        At the time participation is elected, employees must also elect payout in either of two forms, both of which can commence upon termination or be delayed by an additional one, two or three years following termination:

  1.
  a single lump sum payment; or

  2.
  annual installments over a five-to-fifteen year period.

        Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through our 2005 Deferred Compensation Plan. The LTP Program shares are deferred in the form of Agilent common stock only. At the end of the deferral period, the LTP Program shares are simply released to the executive. Agilent has allowed its named executive officers to make a one-time change to deferral elections made after January 1, 2005 in fiscal year 2009 pursuant to the phase-in provisions of Section 409A of the Internal Revenue Code.

        We have established a rabbi trust as a source of funds to make payments under the non-qualified deferred compensation plan. As of October 31, 2009, the rabbi trust with Fidelity Management Trust Company was overfunded, so there is no need for additional funding.

        The table below provides information on the non-qualified deferred compensation of the named executive officers for fiscal year 2009.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William P. Sullivan	$0	$0	$743,165	$0	$5,541,321
Adrian T. Dillon	$320,495	$0	$659,950	$0	$4,108,169
D. Craig Nordlund	$0	$0	$327,296	$0	$1,598,430
Ronald S. Nersesian	$23,744	$0	$66,471	$0	$333,927
Michael R. McMullen	$0	$0	$422	$0	$4,238
Nicolas Roelofs	$0	$0	$0	$0	$0

(1)
The salary portion of the amounts reflected above is included in the amount reported as salary in the "Summary Compensation Table." Detailed in the table below, are the deferred amounts for the following: salary contribution amounts for fiscal year 2009, the amount of shares and the value of the shares paid out pursuant to the LTP Program for the FY06-FY08 performance periods and the value of compensation earned as part of Agilent's annual rewards program.

Name	Deferred Salary FY09 ($)	Value of Deferred Compensation Earned as part of Agilent's Annual Rewards Program ($)	Value of Deferred Shares Paid Out from the LTP Program for FY06-FY08 ($)	Value of Deferred Shares Paid Out from the LTP Program for FY07-FY09 ($)	Total Value of Employee Contribution of Deferred Compensation for FY09 ($)	Amount of Deferred Shares from LTP Program FY06-FY08 (#)	Amount of Deferred Shares from LTP Program FY07-FY09 (#)
William P. Sullivan	$0	$0	$0	$0	$0	0	0
Adrian T. Dillon	$0	$320,495	$0	$0	$320,495	0	0
D. Craig Nordlund	$0	$0	$0	$0	$0	0	0
Ronald S. Nersesian	$0	$23,744	$0	$188,662	$212,406	0	6,404
Michael R. McMullen	$0	$0	$0	$0	$0	0	0
Nicolas Roelofs	$0	$0	$0	$0	$0	0	0
(2)
Amounts reflected are not included in the "Summary Compensation Table" because the earnings are not "above-market." These amounts include dividends, interest and change in market value.

Termination and Change of Control Arrangements

        Set forth below is a description of the plans and agreements that could result in potential payments to the named executive officers in the case of their termination of employment and/or a change of control of Agilent.

Change of Control Agreements

        Each named executive officer has signed a Change of Control Severance Agreement. Under these agreements, in the event that within 24 months after a change of control of Agilent, Agilent or its successor terminates the employment of such executive without cause or an event constituting good reason occurs and the executive resigns within three months after such an event, the executive will be entitled to: (i) two times, or solely with respect to the CEO, three times, the sum of such executive's base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding options and stock awards, and (iv) a prorated portion of any bonus. To the extent that the payment of these benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax, subject to certain exceptions for all of the named executives officers except the CEO. The Committee amended our forms of Change of Control Agreement to remove tax gross-ups of parachute payments. These amended forms of agreements will be entered into with newly-hired, appointed, promoted or demoted officers from and after July 14, 2009. Until an existing officer is promoted or demoted (if applicable), such officer's existing Change of Control Agreements will not be amended.

        In exchange for such consideration, each executive has agreed to execute a release of all of the executive's rights and claims relating to his or her employment.

        Under these agreements a "change of control" means occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the assets of Agilent to a third party; (ii) a merger or consolidation involving Agilent in which the stockholders of Agilent immediately prior to such merger or consolidation are not the owners of more than 75% of the total voting power of the outstanding voting securities of Agilent after the transaction; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Agilent by a third person. "Good reason" means (i) the reduction of the officer's rate of pay, other than reductions that apply to employees generally and variable and performance reductions; (ii) reduction in benefits or failure to receive the same benefits as similarly situated employees; (iii) a change in the officer's duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, subject to certain exceptions; (iv) the relocation to a worksite that is more than 35 miles from his prior worksite; (v) the failure or refusal of a successor to Agilent to assume Agilent's obligations under the agreement, or (vi) a material breach by Agilent or any successor to Agilent of any of the material provisions of the agreement.

        Under these agreements, "cause" means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty which has a material adverse effect on Agilent's business or reputation; (ii) repeated unexplained or unjustified absences from Agilent; (iii) refusal or willful failure to act in accordance with any specific directions, orders or policies of Agilent that has a material adverse effect on Agilent's business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Agilent as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Agilent which has a material adverse effect on Agilent's business or reputation; (vi) conduct by the officer which the Board determines demonstrates gross unfitness to serve; or (vii) intentional, material violation by the officer of any contract between the officer and Agilent or any statutory duty of the officer to Agilent that is not corrected within thirty days after written notice to the officer.

        In addition, in the event of a change of control:

  1.
  Participants in the LTP Program would receive at the earlier of the end of the performance period or termination of the program an LTP Program payout equivalent to the greater of the target award or the accrued amount of the payout, and in the case of termination during the first 12 months of the performance cycle, prorated for the amount of time elapsed during the first twelve months of the performance period; and

  2.
  Participants who receive restricted stock unit awards would vest in full immediately prior to the closing of the transaction.

Termination and Change of Control Table

        For each of the named executive officers, the table below estimates the amount of compensation that would be paid in the event that (i) a change of control of Agilent occurs and executive is terminated without cause or voluntarily terminates at a time when an event constituting good reason has occurred either within 24 months following the change of control or within 3 months prior to such change of control, involuntary termination with or without cause, voluntary termination, or death or disability occurs. The amounts shown assume that each of the terminations was effective October 31, 2009.

Name	Type of Benefit	Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($)(1)	Voluntary Termination or Involuntary Termination with or without Cause ($)	Death/Disability ($)
William P. Sullivan	Cash Severance Payments	$2,722,500	$0	$0
	Cash Bonus	$1,270,500	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$6,618,173	$0	$6,618,173
	Stock Option Acceleration(3)	$2,597,281	$0	$2,597,281
	Pension Benefits(4)	$3,638,041	$3,638,041	$3,638,041
	Excise Tax Gross-Up(5)	$0	$0	$0

	Total Termination Benefits:	$16,926,495	$3,638,041	$12,853,495
Adrian T. Dillon	Cash Severance Payments	$1,283,326	$0	$0
	Cash Bonus	$545,414	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$2,678,154	$0	$2,678,154
	Stock Option Acceleration(3)	$995,620	$0	$995,620
	Pension Benefits	$605.871	$605.871	$605.871
	Excise Tax Gross-Up(5)	$0	$0	$0

	Total Termination Benefits:	$6,188,385	$605,871	$4,279,646
Ronald S. Nersesian	Cash Severance Payments	$826,250	$0	$0
	Cash Bonus	$330,500	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$1,648,805	$0	$1,648,805
	Stock Option Acceleration(3)	$675,932	$0	$675,932
	Pension Benefits	$207,487	$207,487	$207,487
	Excise Tax Gross-Up(5)	$1,693,436	$0	$0

	Total Termination Benefits:	$5,462,410	$207,487	$2,532,224
Michael R. McMullen	Cash Severance Payments	$669,166	$0	$0
	Cash Bonus	$234,208	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$1,307,650	$0	$1,307,650
	Stock Option Acceleration(3)	$411,237	$0	$411,237
	Pension Benefits	$562,779	$562,779	$562,779
	Excise Tax Gross-Up(5)	$1,162,146	$0	$0

	Total Termination Benefits:	$4,427,186	$562,779	$2,281,665

Name	Type of Benefit	Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($)(1)	Voluntary Termination or Involuntary Termination with or without Cause ($)	Death/Disability ($)
Nicolas Roelofs	Cash Severance Payments	$669,166	$0	$0
	Cash Bonus	$234,208	$0	$0
	Continuation of Benefits(2)	$80,000	$0	$0
	Stock Award Acceleration	$1,364,436	$0	$1,364,436
	Stock Option Acceleration(3)	$303,015	$0	$303,015
	Pension Benefits	$91,666	$91,666	$91,666
	Excise Tax Gross-Up(5)	$0	$0	$0

	Total Termination Benefits:	$2,742,491	$91,666	$1,759,117

(1)
To the extent that the payment of the listed benefits triggers the excise tax under Section 4999 of the Code or any comparable federal, state, local or foreign excise tax, Agilent will be responsible for payment of any additional tax liability arising from the application of such excise tax. However, in the case of all of the named executive officers, other than Mr. Sullivan, the executive shall not be entitled to receive a gross-up payment if (i) the payment of the listed benefits may be reduced to an amount (the "Reduced Amount") sufficient to result in no portion of such payment being subject to an excise tax, and (ii) after reducing such payment by the Reduced Amount, the executive would receive, on a pre-tax basis, an amount not less than 90% of the value of the unreduced payment on a pre-taxed basis.

(2)
Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control.

(3)
Calculated using the in-the-money value of unvested options as of October 31, 2009, the last business day of Agilent's last completed fiscal year. The closing price of Agilent common stock as of October 31, 2009 was $24.74.

(4)
For information regarding potential payments upon termination under the 2005 Deferred Compensation Plan and the Retirement Plan, the Supplemental Benefit Retirement Plan and the Deferred Profit-Sharing Plan, in which our named executive officers participate, see "Non-Qualified Deferred Compensation in Last Fiscal Year" and "Pension Benefits" above.

(5)
We determined the amount of the excise tax payment in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) the interest rate assumption was 120% of the applicable federal rate effective for the month of October 2009, compounded semiannually; (ii) a statutory federal income tax rate of 35%, Medical tax rate of 1.45%, California income tax rate of 9.3% for all named executive officers except Mr. McMullen who resides in the state of New Jersey which has an income tax rate of 9.9%; (iii) Section 280G "base amount" was determined based on average W-2 compensation for the period from 2004-2008; and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

(6)
Under the 1999 Stock Plan, 2009 Stock Plan and the LTP Program, if a named executive officer dies or is fully disabled, his or her unvested stock options and stock awards shall fully vest.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are set forth in "Board Structure and Compensation." During the most recent fiscal year, no Agilent executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on Agilent's Compensation Committee.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

        The Company's Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the "Related Person Transactions Policy") that prohibits any of the Company's executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a "related person transaction" includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission's Regulation S-K) involving the Company and any Related Person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission's Regulation S-K.

        Under our Related Person Transactions Policy, the General Counsel must advise the Nominating/Corporate Governance Committee of any related person transaction of which she becomes aware. The Nominating/Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating/Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

  •
  the size of the transaction and the amount payable to the related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve the conflict of interest; and

  •
  whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

        Under the Related Person Transactions Policy, Company management screens for any potential Related Person Transactions, primarily through the annual circulation of a Directors and Officers Questionnaire ("D&O Questionnaire") to each member of the Board of Directors and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify Related Persons and transactions between the Company and Related Persons. If a Related Person Transaction is identified, such transaction is brought to the attention of the Nominating/Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

        The Nominating/Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

        In March 2008, the Nominating/Corporate Governance Committee amended the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

  (a)
  Any transaction with another company at which a related person's only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company's shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2 percent of that company's total annual revenues.

  (b)
  Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2 percent of the charitable organization's total annual receipts.

        Agilent will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

        We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board of Directors have relationships as directors or executive officers. For transactions entered into during fiscal year 2009, no related person had or will have a direct or indirect material interest and none exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy.

AUDIT AND FINANCE COMMITTEE REPORT

        During fiscal year 2009, the Audit and Finance Committee of the Board reviewed the quality and integrity of Agilent's consolidated financial statements, the effectiveness of its system of internal control over financial reporting, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors has identified Heidi Fields as the Audit and Finance Committee's "Financial Expert." Agilent operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met thirteen times, including telephone meetings, during the 2009 fiscal year.

        The Audit and Finance Committee's work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on "Governance Policies" in the "Corporate Governance" section of the Web page at www.investor.agilent.com or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attention: Investor Relations.

        The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Agilent's independent registered public accounting firm, Agilent's audited consolidated financial statements and Agilent's internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, during the 2009 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Agilent. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Agilent's audited consolidated financial statements be included in Agilent's Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee

  Heidi Fields, Chairperson
  Robert J. Herbold
  Robert L. Joss

        The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

Fees Paid to PricewaterhouseCoopers LLP

        The following table sets forth the aggregate fees charged to Agilent by PricewaterhouseCoopers LLP for audit services rendered in connection with the audited consolidated financial statements and reports for the 2009 and 2008 fiscal years and for other services rendered during the 2009 and 2008 fiscal years to Agilent and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services:

Fee Category:	Fiscal 2009	% of Total	Fiscal 2008	% of Total
Audit Fees	5,663,000	68.5	$6,647,000	89.8
Audit-Related Fees	2,422,000	29.3	252,000	3.4
Tax Fees:
Tax compliance/preparation	169,000	2.1	503,000	6.8
Other tax services	0	0.0	0	0.0

Total Tax Fees	169,000	2.1	503,000	6.8
All Other Fees	8,000	0.1	3,000	0.0

Total Fees	$8,262,000	100.0	$7,405,000	100.0

        Audit Fees:    Consist of fees billed for professional services rendered for the integrated audit of Agilent's consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports.. Fiscal 2009 and 2008 fees also consist of fees billed for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

        Audit-Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Agilent's consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. For fiscal 2009, services included approximately $2,100,000 paid to PricewaterhouseCoopers LLP for services rendered in connection with divestures of several smaller businesses.

        Tax Fees:    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

        All Other Fees:    Consists of fees for all other services other than those reported above. These services include a license for specialized accounting research software. Agilent's intent is to minimize services in this category.

        In making its recommendation to ratify the appointment of PricewaterhouseCoopers LLP as Agilent's independent registered public accounting firm for the fiscal year ending October 31, 2010, the Audit and Finance Committee has considered whether services other than audit and audit-related provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit and Finance Committee's policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit and Finance Committee has delegated its preapproval authority up to a specified maximum to the Chairperson of the Audit and Finance Committee, Heidi Fields, who may preapprove all audit and permissible non-audit services so long as her preapproval decisions are reported to the Audit and Finance Committee at its next scheduled meeting.

ADDITIONAL QUESTIONS AND INFORMATION REGARDING
THE ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Q:    What happens if additional proposals are presented at the annual meeting?

A:
Other than the three proposals described in this Proxy Statement, Agilent does not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, William P. Sullivan, Agilent's President and Chief Executive Officer, and Marie Oh Huber, Agilent's Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason, any one or more of Agilent's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:    What class of shares is entitled to be voted?

A:
Each share of Agilent's common stock outstanding as of the close of business on January 6, 2010, the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Agilent had approximately 348,892,082 shares of common stock issued and outstanding.

Q:    What is the quorum requirement for the annual meeting?

A:
The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:    Who will count the vote?

A:
A representative of Computershare Investor Services will tabulate the votes and act as the inspector of election.

Q:    Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Agilent or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Agilent's management.

Q:    Who will bear the cost of soliciting votes for the annual meeting?

A:
Agilent will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Agilent has retained the services of Georgeson, Inc. ("Georgeson") to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Agilent estimates that it will pay Georgeson a fee of $12,500 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Agilent's directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Agilent may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:    May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?

A:
You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

  Stockholder Proposals:    In order for a stockholder proposal to be considered for inclusion in Agilent's proxy statement for next year's annual meeting, the written proposal must be received by Agilent no later than September 21, 2010 and should contain such information as is required under Agilent's Bylaws. Such proposals will need to comply with the SEC's regulations regarding the inclusion of stockholder proposals in Agilent-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during next year's annual meeting, written notice must be received by Agilent no later than September 21, 2010 and should contain such information as required under Agilent's Bylaws. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents.

  Nomination of Director Candidates:    Agilent's Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Agilent not less than 120 days before the first anniversary of the date that the proxy statement for the preceding year's annual meeting was first sent to stockholders. Agilent's 2010 Proxy Statement was first sent to stockholders on January 19, 2010. Thus, in order for any such nomination notice to be timely for next year's annual meeting, it must be received by Agilent not later than September 21, 2010. In addition, the notice must meet all other requirements contained in Agilent's Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

  Copy of Bylaw Provisions:    You may contact the Agilent Corporate Secretary at Agilent's corporate headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Agilent's Bylaws can be accessed on the Agilent Investor Relations Web site at http://www.investor.agilent.com. Click "Corporate Governance" and then "Governance Policies" on the left hand side of the screen.

Q:    How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:
To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each of stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (408) 553-2424 or by writing to us at Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

  You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

Q:    If I share an address with other stockholders of Agilent, how can we get only one set of voting materials for future meetings?

A:
You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (408) 553-2424 or by writing to us at: Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Shareholder Records.

You may receive a copy of Agilent's Annual Report on Form 10-K for the fiscal year ended October 31, 2009 without charge by sending a written request to Agilent Technologies, Inc., 5301 Stevens Creek Blvd., Santa Clara, California 95051, Attn: Investor Relations.

By Order of the Board,

MARIE OH HUBER
Senior Vice President, General Counsel
and Secretary
Dated: January 19, 2010

Appendix A

AGILENT TECHNOLOGIES, INC.
2010 PERFORMANCE-BASED COMPENSATION PLAN
FOR COVERED EMPLOYEES
(As Adopted on November18, 2009)

1.     PURPOSE

        The purpose of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees (as amended from time to time, the "Plan") is to reward and recognize eligible employees for their contributions towards the achievement by Agilent Technologies, Inc. (the "Company") of certain Performance Goals (as defined below). The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (the "Code"). However, the Company can not guarantee that awards under the Plan will qualify for exemption under Code Section 162(m) and circumstances may present themselves under which awards under the Plan do not comply with Code Section 162(m). The adoption of the Plan is subject to the approval of the Company's shareholders.

2.     DEFINITIONS

        The following definitions shall be applicable throughout the Plan:

        (a)   "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case, as determined by the Committee.

        (b)   "Award" means the amount of a cash incentive payable under the Plan to a Participant with respect to a Performance Period.

        (c)   "Board" means the Board of Directors of the Company, as constituted from time to time.

        (d)   "Committee" means the Compensation Committee of the Board or another Committee designated by the Board which is comprised of two or more "outside directors" as defined in Code Section 162(m).

        (e)   "Participant" means any employee of the Company or its Affiliates who is designated as a Participant (either by name or by position) by the Committee.

        (f)    "Performance Goal" means an objective formula or standard determined by the Committee with respect to each Performance Period based on one or more of the following criteria and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m): (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on invested capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its Affiliates or operating units.

        (g)   "Performance Period" means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

3.     ADMINISTRATION

        The Plan shall be administered by the Committee, which shall have the discretionary authority to interpret the provisions of the Plan, including all decisions on eligibility to participate, the establishment of Performance Goals, the amount of Awards payable under the Plan, and the payment of Awards. The Committee shall also have the discretionary authority to establish rules under the Plan so long as such rules do not explicitly conflict with the terms of the Plan and any such rules shall constitute part of the Plan. The decisions of the Committee shall be final and binding on all parties making claims under the Plan.

4.     ELIGIBILITY

        Employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.

5.     AMOUNT OF AWARDS

        (a)   With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant incentive target for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s). In order to qualify as performance-based compensation, the establishment of the Performance Period(s), the applicable Performance Goals and the targets must occur in compliance with and to the extent required by the rules and regulations of Code Section 162(m).

        (b)   The maximum amount of any Awards that can be paid under the Plan to any Participant with respect to any 12-month performance cycle is $10,000,000.

        (c)   The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period. The reduction of an Award otherwise payable to a Participant with respect to a Performance Period shall have no effect on the Award payable to any other Participant for such Performance Period.

6.     PAYMENT OF AWARDS

        Any distribution made under the Plan shall be made in cash and occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award; provided that no Award shall become payable to a Participant with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, payment shall occur no later than the 15th day of the third month following the end of the Company's taxable year in which the payment was earned.

7.     CHANGES IN STATUS

        (a)   Except as may be otherwise determined by the Committee in its sole discretion, the payment of an Award with respect to all or a portion of a specific Performance Period, as applicable, requires that the employee be on the Company's payroll in active service as of the end of such Performance Period unless the Participant is not in active service on the last day of the Performance Period due to retirement, workforce management, total and permanent disability or death, in which case the Participant will be eligible to receive a prorated Award for days worked with respect to the Performance Period to the extent that the relevant Performance Goals have been met. A Participant who becomes ineligible for this Plan after the start of the Performance Period is eligible to receive a prorated Award for days worked, except as provided in Section 7(b).

        (b)   A Participant will forfeit any Award for a Performance Period during which a Participant is involuntarily terminated for cause or voluntarily terminates his employment with the Company for reasons other than death, total and permanent disability, workforce management or retirement, at the age and service-year level set by the Company or the local law requirements where the Participant is employed.

8.     RECOUPMENT

        Any Award paid under the Plan is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy, or any successor policy thereto, in the form approved by the Committee as the date of grant (the "Policy"), if and to the extent that the Policy by its terms applies to the Award and the Participant.

9.     GENERAL

        (a)   TAX WITHHOLDING. The Company shall have the right to deduct from all Awards any federal, state or local income and/or payroll taxes required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes required to be withheld from any Award.

        (b)   CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant's employment at any time, and for any reason, or change the Participant's responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

        (c)   BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company's practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant's legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant's death.

        (d)   NONTRANSFERABILITY. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of a Participant's death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

        (e)   INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him in satisfaction of judgment in any such action, suit or proceeding against him, provided such loss, cost, liability or expense is not attributable to such person's willful misconduct. Any person seeking indemnification under this provision shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend such claim on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled, including under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

        (f)    EXPENSES. The expenses of administering the Plan shall be borne by the Company.

        (g)   TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

        (h)   INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

        (i)    GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable federal law. No Award made under the Plan shall be intended to be deferred compensation under Code Section 409A and will be interpreted accordingly.

        (j)    AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part; provided, however, that any amendment of the Plan shall be subject to the approval of the Company's shareholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

  DIRECTIONS TO THE SOUTH SAN FRANCISCO
  CONFERENCE CENTER

  From the South (San Jose)

  Take Highway 101 north to the South Airport Boulevard exit (which is two miles north of the San Francisco International Airport). At the first stop light; drive straight across the intersection and directly into the Holiday Inn parking lot. The South San Francisco Conference Center is on the left.

  From the North (San Francisco)

  Take Highway 101 South to the South Airport Boulevard exit in South San Francisco. Stay to the right and turn east under the freeway overpass. Make a right at the Hungry Hunter Restaurant onto South Airport Boulevard. The South San Francisco Conference Center is located on the left between the Good Nite Inn and the Holiday Inn.

  Parking

  The South San Francisco Conference Center has an agreement to share parking with both neighboring hotels—the Holiday Inn to the south and the Good Nite Inn to the north. Additional parking is available diagonally across the street in the lot located between the Travelodge and the Best Western Grosvenor Hotel.

©	Agilent Technologies, Inc. 2010
Printed in U.S.A. January, 2010
Printed on recycled paper with 30% post-consumer waste

Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California March 2, 2010 at 10:00 a.m. ADMIT ONE	Annual Meeting of Stockholders The South San Francisco Conference Center 255 South Airport Boulevard South San Francisco, California March 2, 2010 at 10:00 a.m. ADMIT ONE

Proxy—AGILENT TECHNOLOGIES, INC.

Annual Meeting of Stockholders—March 2, 2010

This Proxy is solicited on Behalf of the Board of Directors.

The undersigned hereby appoints William P. Sullivan and Marie Oh Huber, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Agilent Technologies, Inc. held of record by the undersigned on January 6, 2010, at the Annual Meeting of Stockholders to be held on Tuesday, March 2, 2010, or any postponement or adjournment thereof.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)

Electronic Voting Instructions
You can vote by Internet or telephone.

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 A.M., Central Time, on March 2, 2010.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/agilent
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.                     Election of Directors

	For	Against	Abstain		For	Against	Abstain
01 — Paul N. Clark	☐	☐	☐	02 — James G. Cullen	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. The ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Agilent’s independent registered public accounting firm.	☐	☐	☐	3.The approval of the Agilent Technologies, Inc. Performance-Based Compensation Plan for Covered Employees	☐	☐	☐

B  Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.  ☐

C  Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

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